    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                HOMEBASE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
       DELAWARE                                           33-0109661
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             3345 MICHELSON DRIVE
                           IRVINE, CALIFORNIA 92612
                                (714) 442-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              JOHN L. PRICE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                HOMEBASE, INC.
                             3345 MICHELSON DRIVE
                           IRVINE, CALIFORNIA 92612
                                (714) 442-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
   JONATHAN K. LAYNE, ESQ.                         MARY A. BERNARD, ESQ.
GIBSON, DUNN & CRUTCHER LLP                           KING & SPALDING
 333 SOUTH GRAND AVENUE                        1185 AVENUE OF THE AMERICAS
LOS ANGELES, CALIFORNIA 90071                    NEW YORK, NEW YORK 10036
     (213) 229-7000                                   (212) 556-2100

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE       AGGREGATE       REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED       PER SECURITY     OFFERING PRICE        FEE(1)
-------------------------------------------------------------------------------------------------------
5.25% Convertible Subordinated
 Notes due 2004.................     $100,000,000           100%         $100,000,000       $29,500.00
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share..........................          (2)               --                --                --
=======================================================================================================

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the 5.25% Convertible Subordinated Notes registered hereunder, including such shares as may be issuable pursuant to antidilution adjustments. Pursuant to Rule 457(i), no registration fee is required for these shares.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION DATED JANUARY 7, 1998
PROSPECTUS
--------------------------------------------------------------------------------
                                  $100,000,000

                           [LOGO OF HOMEBASE, INC.]
                 5.25% Convertible Subordinated Notes due 2004

--------------------------------------------------------------------------------
This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $100,000,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due 2004 (the "Notes") of HomeBase, Inc., a Delaware corporation ("HomeBase" or the "Company"), and the resale of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares"). The Notes were originally issued by the Company in a private placement on November 17, 1997 to the Initial Purchaser (as defined). The Notes were resold by the Initial Purchaser in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act, and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

The Notes are convertible into shares of Common Stock at any time on or after February 15, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 97.8713 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of $10.2175 per share), subject to adjustment in certain events. See "Description of the Notes--Conversion Rights." The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HBI." On December 29, 1997, the last reported sales price of the Common Stock on the NYSE was $7.75 per share. The Conversion Shares have been approved for listing, subject to notice of issuance, on the NYSE.

Interest on the Notes is payable on May 1 and November 1 of each year, commencing on May 1, 1998. The Notes may be redeemed at the option of the Company on and after November 1, 2000, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of the Notes--Optional Redemption." The Notes are not entitled to the benefits of any sinking fund.

The Notes constitute unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of November 22, 1997, the Company had approximately $29.8 million of Senior Debt outstanding, and the Company's subsidiaries had an aggregate of approximately $0.5 million of indebtedness and other liabilities outstanding. The Indenture (as defined) does not restrict the Company from incurring additional Senior Debt or the Company and its subsidiaries from incurring indebtedness and other liabilities. See "Description of the Notes--Subordination."


The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

The Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.

--------------------------------------------------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED   UPON   THE   ACCURACY   OR   ADEQUACY   OF   THIS   PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HomeBase(R), The Base(R) and Infinity(R) are registered trademarks of the Company and its subsidiaries. All other trade names, trademarks and service marks are trade names, trademarks and service marks of the respective companies that utilize them.

--------------------------------------------------------------------------------

                The date of this Prospectus is January   , 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made by the Company through the SEC's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the SEC's web site (http://www.sec.gov). Copies of reports, proxy and information statements and other materials concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement shall be deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents have been filed by the Company with the SEC (File No. 1-10259) pursuant to the Exchange Act and are hereby incorporated by reference:

    1. Annual Report on Form 10-K for the fiscal year ended January 25,
       1997;

    2. Quarterly Reports on Form 10-Q for the quarterly periods ended April 26, 1997, July 26, 1997 and October 25, 1997;

    3. Current Reports on Form 8-K filed with the SEC on June 6, 1997, June 17, 1997, June 18, 1997, June 27, 1997, July 29, 1997, August 5,
       1997, October 29, 1997, November 12, 1997 and November 17, 1997;

    4. Proxy Statement on Schedule 14A filed with the SEC on June 6, 1997;
       and

    5. The description of the Company's Common Stock in the "Description of Capital Stock" filed as Exhibit 28.1 to the Company's Registration Statement on Form 10 dated May 12, 1989, and any amendments or reports filed for the purpose of updating such description.

  All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Conversion Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statements contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to HomeBase, Inc., 3345 Michelson Drive, Irvine, California 92612,
Attn: Director of Investor Relations. Telephone inquiries may be directed to the Director of Investor Relations at (714) 442-5000.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated by reference herein. Prior to July 28, 1997, the Company, then known as Waban Inc. ("Waban"), operated through two divisions--the HomeBase Division (the "HomeBase Division") and the BJ's Wholesale Club Division (the "BJ's Division"). As of July 26, 1997, the Company transferred all of the net assets of its BJ's Division to its newly-formed subsidiary, BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution"). References in this Prospectus to any fiscal year of the Company refer to the 52 or 53 week period ending on the last Saturday of January in the year following the year indicated (for example, fiscal 1996 ended January 25, 1997). Except as otherwise indicated, all references to the "Company" or "HomeBase" refer to HomeBase, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires. This Prospectus includes or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties. These statements appear in a number of places in this Prospectus, and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the financial prospects of the Company; (ii) the number and location of stores to be opened or remodeled in future periods; (iii) the Company's financing plans;
(iv) trends affecting the Company's financial condition or results of operations; (v) the Company's growth strategy and operating strategy; (vi) trends in the home improvement industry; and (vii) the declaration and payment of dividends. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Certain factors that could cause the Company's actual results to differ materially from those anticipated in these forward looking statements are set forth under "Risk Factors."

                                  THE COMPANY

  The Company is the second largest operator of home improvement warehouse stores in the western United States with 83 stores in 10 states. The Company's stores average approximately 102,000 square feet of indoor space, typically with an additional outdoor garden center area. The Company offers a broad assortment of brand name home improvement and building supply products at competitive prices to both Do-It-Yourself ("DIY") customers and professional customers. In certain categories, the Company supplements its brand name offerings with high quality private label products.

  The Company's objective is to be the first choice destination for home improvement shoppers by combining product selection at competitive prices with superior customer service. In order to achieve this objective, the Company is completing the roll-out of its prototype store format. The Company's prototype store format features a reconfigured store layout designed to be more attractive to casual and DIY shoppers, while highlighting higher margin items and segregating merchandise of primary interest to contractors and other professional customers for easier access. Management believes this prototype has proven successful in attracting more DIY customers while better meeting the needs of the professional contractor.

  Key elements of the Company's growth strategy include: (i) accelerating the remodel of virtually all the remaining older stores to the prototype format,
(ii) rapidly expanding the store base by opening new stores to fill in existing markets and move into contiguous markets, (iii) offering superior customer service through highly trained staff, and (iv) improving margins by achieving greater advertising, purchasing, distribution and information systems efficiencies.

  The Company believes that demographic and lifestyle factors such as the maturing of baby boomers, the increase in home-centered activities and the aging housing stock will create growing demand for home improvement products and services. Based on industry sources, the estimated overall market for home improvement products in the United States exceeded $134 billion in 1996.

  Although the home improvement industry remains fragmented, it has experienced increasing consolidation during recent years, with the sales of the five largest operators representing approximately 27% of the estimated overall market in 1996 as compared to 12% of the estimated overall market in 1989. The Company believes this trend will continue, and that opportunities exist for service-oriented home improvement retailers to benefit from this continuing consolidation.

  On October 28, 1997, the Company announced an accelerated growth strategy consisting of two elements: accelerated remodeling of its stores and an increased pace of new store openings. The Company's strategy is designed to capitalize on the success of its prototype store format and an expanding California economy.

  Since 1993, the Company has remodeled or relocated 45 of its stores and opened 16 new stores incorporating the prototype design. The Company expects to complete the 17 remaining stores in its remodeling program over the next six months, rather than over the next two years as previously planned. Thus, the Company believes that virtually all of its stores will be operating in the prototype format in the spring of 1998, in time for the Company's peak selling season. This accelerated program will enable the Company to publicize the "Re-Grand Opening" of the remodeled stores simultaneously, allowing it to maximize the impact of advertising expenditures, improved store logistics and enhanced name recognition.

  The Company also plans to increase the pace of scheduled store openings over the next three years. The Company expects that, after scheduled openings of two to four new stores in fiscal 1998, the pace of expansion will increase to opening eight to ten stores in each of fiscal 1999 and fiscal 2000, respectively, compared to the previously scheduled two to four per year. The Company currently expects that substantially all new stores to be built over the next three years will be in its existing markets or in contiguous markets.

  The Company is incorporated in the State of Delaware. Its principal business address is 3345 Michelson Drive, Irvine, California 92612, and its telephone number is (714) 442-5000.

                         DESCRIPTION OF THE SECURITIES

Securities................  $100,000,000 principal amount of 5.25% Convertible
                            Subordinated Notes due November 1, 2004 (the
                            "Notes") and shares of the Company's Common Stock, par value $.01 per share, issuable upon conversion of the Notes (the "Conversion Shares").

Conversion Rate...........  97.8713 shares per $1,000 principal amount of Notes
                            (equivalent to a conversion price of $10.2175 per share of Common Stock), subject to adjustment.

Interest Payments.........  Interest on the Notes will be payable on May 1 and
                            November 1 of each year, commencing on May 1, 1998.

Conversion Rights.........  The Notes will be convertible into shares of Common
                            Stock of the Company at any time on or after February 15, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the conversion price set forth above. Holders of Notes called for redemption or repurchase will be entitled to convert the Notes until and including, but not after, the close of business on the date fixed for redemption or repurchase, as the case may be.

Redemption at the Option
 of the Company...........
                            The Notes may be redeemed at the option of the Company, in whole or in part, on and after November 1, 2000 at the redemption prices set forth herein plus accrued interest to the redemption date.

Repurchase at Option of     Upon a Change of Control (as defined), holders of
 Holders..................  Notes will have the right, subject to certain conditions, to require the Company to purchase all or part of their Notes at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, subject to certain conditions, at the option of the Company, in Common Stock (valued at 95% of the average of the closing prices of the Common Stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date).

Subordination.............  The Notes are subordinated to all existing and future Senior Debt (as defined) of the Company. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of November 22, 1997, the Company had an aggregate of approximately $29.8 million of Senior Debt outstanding, and the Company's subsidiaries had an aggregate of approximately $0.5 million of indebtedness and other liabilities outstanding. The Indenture does not restrict the incurrence of Senior Debt by the Company or other indebtedness or liabilities by the Company or any of its subsidiaries.

Events of Default.........  Events of Default include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to provide notice in the event of a Change of Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 is not paid at final maturity or the payment of which is accelerated and which default or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization.

Use of Proceeds...........  The Company will not receive any proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders.

Trading...................  The Notes are eligible for trading on the PORTAL market of the National Association of Securities Dealers, Inc. The Common Stock is listed on the NYSE under the symbol "HBI."

Form and Denomination.....  The Notes offered hereby have been issued only in registered form. The Notes were initially issued in minimum denominations of $1,000 and integral multiples thereof. The Notes initially sold by the Initial Purchaser to QIBs were represented by the Restricted Global Note (as defined) and the Notes initially sold by the Initial Purchaser in reliance on Regulation S were represented by the Regulation S Global Note (as defined), in each case deposited with a custodian for and registered in the name of a nominee of the Depository Trust Company ("DTC") and, in the case of the Regulation S Global Note, for the accounts of CEDEL and for Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear. Except as described herein, Notes in certificated form will not be issued in exchange for the Restricted Global Note, Regulation S Global Note or interests therein. See "Description of the Notes--Form and Denomination" and "--Transfer, Exchange and Withdrawal."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following summary consolidated financial and operating data should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere herein. See "Selected Consolidated Financial and Operating Data" for an explanation of the basis of presentation.

                              39 WEEKS ENDED                             FISCAL YEAR ENDED
                          ------------------------  ------------------------------------------------------------------
                          OCTOBER 25,  OCTOBER 26,  JANUARY 25,  JANUARY 27,  JANUARY 28,  JANUARY 29,     JANUARY 30,
                             1997         1996         1997         1996         1995         1994            1993
                          -----------  -----------  -----------  -----------  -----------  -----------     -----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $1,149,040   $1,142,923   $1,452,696   $1,448,776   $1,357,190   $1,585,956      $1,570,878
Gross profit............     250,205      253,864      315,699      324,316      300,570      306,872         307,548
Selling, general and
 administrative
 expenses...............     213,355      216,261      277,841      275,655      248,112      272,256         268,241
Operating income
 (loss)(1)..............       9,850       37,603       37,858       48,661       52,458      (66,517)         39,307
Income (loss) from
 continuing operations
 before extraordinary
 loss(1)................       3,201       18,100       16,347       24,485       26,938      (43,445)         21,168
Income (loss) before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle(1)...........      23,776       51,153       76,660       72,977       64,990      (16,580)         44,242
Net income (loss)(1)....      15,113       51,153       76,660       72,977       64,990      (17,782)         44,242
Income (loss) per common
 share from continuing
 operations, before
 extraordinary loss
 Primary(1).............  $      .09   $     0.55   $     0.49   $     0.74   $     0.81   $    (1.31)     $     0.64
 Fully diluted(1).......  $      .09   $     0.54   $     0.49   $     0.71   $     0.77   $    (1.31)     $     0.64


BALANCE SHEET DATA:
Working capital.........  $  153,538   $  257,294   $  275,842   $  265,450   $  308,749   $  213,315      $  286,313
Net current and non-
 current assets of
 discontinued
 operations(2)..........         --       471,181      423,688      403,713      322,945      301,958         201,192
Total assets............     663,110    1,144,872    1,077,059    1,066,188    1,011,705      873,478         838,322
Long-term debt and
 obligations under
 capital leases.........      16,023      242,671      242,548      255,803      269,223      185,566         192,278
Stockholders' equity....     363,319      605,711      631,925      555,120      488,089      420,492         436,610
CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities of
 continuing operations..  $   90,208   $   15,151   $  (17,688)  $   44,955   $   54,138   $   75,793      $  (29,642)
Net cash used in
 investing activities of
 continuing operations..     (22,614)     (17,636)     (23,761)     (21,633)     (92,125)      (7,208)        (30,024)
Net cash provided by
 (used in) financing
 activities of
 continuing operations..    (131,001)      19,154      (15,599)     (21,282)      82,225       (6,314)        104,921
OTHER DATA:
Capital expenditures....      15,336       42,253       48,393       73,300       37,198       38,875          78,537
EBITDA(1)(3)............      27,882       54,493       60,824       68,130       71,054      (45,584)         58,617
Ratio of earnings to
 fixed charges(4).......        2.2x         4.5x         3.4x         4.8x         5.2x          --  (1)        6.0x
Stores open at end of
 period.................          85           84           84           79           77           82              86

-------
(1) The income figures shown for the 39 weeks ended October 25, 1997 include a pre-tax charge of $27.0 million for store closures and other charges. The loss figures shown for fiscal 1993 include a pre-tax restructuring charge of $101.1 million. As a result of this charge, earnings were insufficient to cover fixed charges in fiscal 1993 by $74.2 million.
(2) As of July 26, 1997, the Company transferred all of the net assets of the BJ's Division to BJI and on July 28, 1997, the Company completed the Distribution.
(3) Earnings from continuing operations before interest, taxes, depreciation and amortization ("EBITDA") does not take into account capital expenditures and does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), is not presented as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not indicative of cash available to fund all cash needs. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company because, together with net income and cash flows, EBITDA is widely used to provide investors with an additional basis to evaluate the ability of the Company to incur and service debt. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as net sales, cost of sales, and selling, general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pre-tax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized and amortization of debt issuance costs.

                                 RISK FACTORS

  An investment in the Notes or Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus and incorporated by reference herein, in connection with an investment in the Notes or Conversion Shares offered hereby.

  This Prospectus includes or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties. These statements appear in a number of places in this Prospectus, and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things:
(i) the financial prospects of the Company; (ii) the number and location of stores to be opened or remodeled in future periods; (iii) the Company's financing plans; (iv) trends affecting the Company's financial condition or results of operations; (v) the Company's growth strategy and operating strategy; (vi) trends in the home improvement industry; and (vii) the declaration and payment of dividends. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Recent Developments," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," identifies important factors that could cause such differences.

  RISKS ASSOCIATED WITH ACCELERATED GROWTH STRATEGY. The Company is implementing a strategy designed to strengthen its market position in the western United States and improve its profitability. Specifically, the Company plans to accelerate its store remodeling program and increase the pace of new store openings. In addition, on January 5, 1998, the Company announced the closure of two underperforming stores; the Company plans to close one additional underperforming store. The Company expects to complete the remodeling of approximately eight stores during fiscal 1997 and 17 stores in the first quarter of fiscal 1998. The Company estimates that this remodeling program will require additional capital expenditures aggregating $17 million over approximately the next six months. The Company may experience a negative impact on sales and margins at stores being remodeled during the remodel period. In addition, in the fourth quarter of fiscal 1997 and in the first quarter of fiscal 1998, the Company expects to incur additional costs of approximately $4 million per quarter related to the accelerated remodel program. There can be no assurance that the Company will be able to complete this remodeling program on schedule or within budget or that remodeled stores will realize an improvement in net sales or comparable store sales.

  The Company opened two new stores in fiscal 1997 and intends to open approximately two to four new stores during fiscal 1998. The Company expects that the pace of expansion will increase to opening eight to ten stores in each of fiscal 1999 and fiscal 2000, instead of the previously planned two to four stores per year. The Company estimates that it will cost approximately $4.5 million to open each of these new stores (excluding land acquisition and building development costs). The Company's ability to open new stores on a timely and profitable basis is subject to various contingencies, some of which are beyond the Company's control. These contingencies include the Company's ability to (i) find suitable new warehouse store locations of sufficient size and at acceptable prices, (ii) acquire the necessary governmental and regulatory permits and approvals, including all necessary zoning and development permits, (iii) construct the warehouse stores at budgeted cost and in a timely manner, (iv) hire and train sufficient numbers of qualified store managers and staff for new stores, and (v) integrate these new warehouse stores into the Company's operations. There can be no assurance that the Company will achieve its planned expansion or that the Company's new or remodeled stores will achieve sales, gross profit or operating income comparable to existing stores. Although the Company's management carefully selects new store locations, there can be no assurance that the opening of additional HomeBase stores in existing markets will not negatively impact sales at existing HomeBase locations.

  The accelerated growth strategy will require an increase in Company personnel, particularly store managers and sales associates, who possess the training and experience necessary to meet the Company's customer service standards. The Company may find it difficult to attract, develop and retain the personnel necessary to pursue its growth strategy successfully. The Company will also need to continually evaluate the adequacy of its management information systems, including its inventory control and distribution systems, and in the future will need to upgrade or reconfigure its management information systems to support its planned expansion. Moreover, as the Company grows, it will need to continually analyze the sufficiency of its warehouse and distribution space and will require additional facilities in order to support such growth. The inability of the Company to attract and retain the necessary personnel, to expand and enhance its management information systems, or to increase its warehouse and distribution space to support its growth strategy could have a material adverse effect on the Company's results of operations and financial condition.

  The Company's operating results and financial condition could be materially adversely affected if it encounters difficulties in implementing any part of its accelerated growth strategy. There can be no assurance that the Company will be able to successfully implement its accelerated growth strategy or that such strategy, if successfully implemented, will result in an improvement of the Company's operating results. See "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Business."

  COMPETITION. The home improvement, hardware and garden businesses are all highly competitive. The Company competes with a large number and variety of wholesalers and retailers, including several large national chains in the home improvement warehouse merchandising business, some of which have significantly greater financial and marketing resources than the Company. Major competitors of the Company that use the warehouse store format include The Home Depot, Inc., Eagle Hardware & Garden, Inc. and Builder's Square Inc. Competition exists primarily in the areas of price, product selection, location, service and name recognition. Competitive factors could require price reductions or cause an increase in operating costs, including increases in expenditures for marketing and customer service, that would adversely affect the Company's operating results. The Company will also experience competition for qualified personnel and for suitable new store locations of sufficient size at acceptable prices. There can be no assurance that the Company will be able to continue to compete effectively.

  Some markets in which the Company currently operates or might operate in the future may already be at or near the saturation point in terms of warehouse stores competitive with the Company's stores. Certain of the Company's principal competitors appear to have a strategy of clustering stores within or saturating markets in which they operate, or of placing their warehouse stores so close to the Company's stores as to directly challenge the Company's competitive position in such markets. Such strategies could have a material adverse effect on the Company's current operations and upon the profitability of the Company's accelerated growth strategy. Approximately 95% of the Company's stores have at least one home improvement warehouse retailer within their trading areas at an average distance of approximately three miles. The Company expects that its existing competitors, some of whom have either expansion plans in place or may seek to imitate the Company's strategy, will open additional stores in the Company's current market areas, which could adversely affect the Company's competitive position. See "Business-- Competition." In early December 1997, The Home Depot, Inc. announced plans to open 61 new stores in California over the next three years. Some or all of these new stores may directly compete with the Company's stores, which could have a material adverse effect on the Company.

  ABSENCE OF OPERATING HISTORY AS A SEPARATE COMPANY. Prior to the Distribution, the business of the Company was operated as a division of a much larger company, and the Company thus does not have a significant operating history as a separate stand-alone company. Prior to the Distribution, each of the BJ's Division and the HomeBase Division had access to the cash flow generated by the other and to Waban's credit, which was based on the combined assets and operating results of the BJ's Division and the HomeBase Division. The ability of the Company to access credit facilities and capital markets in the future will depend on its financial performance as a separate stand-alone company. To the extent the Company experiences reduced access to capital or higher capital costs, the Company may have difficulty financing its growth strategy, which could have a material adverse effect on the Company's results of operations and financial condition.

  RELIANCE ON CERTAIN MARKETS. The Company's home improvement stores are located in the western United States, more than half of them in California. The Company has been adversely affected from time to time by economic downturns experienced in its geographic markets, and future economic downturns in such regions could adversely affect the Company. In particular, the performance of the Company's stores in recent years has been affected by the downturn in the Southern California housing market. Although the Company believes that the Southern California housing market is experiencing a recovery, there is no assurance that such recovery will continue or that such recovery, if sustained, would improve the Company's operating results. In addition, the Company is subject to other regional risks, including those related to or arising out of weather conditions, natural disasters, and state and local government regulation. The occurrence of any of the events described above may have a material adverse effect on the Company's results of operations and financial condition, and on its store expansion and remodeling program.

  SEASONALITY AND QUARTERLY RESULTS. The Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future as a result of a variety of factors, including the timing of store openings and related preopening expenses, weather conditions, price increases by suppliers, actions by competitors, conditions in the home improvement industry in general, regional and national economic conditions and other factors. The Company's sales and earnings are typically lower in the first and fourth fiscal quarters than they are in the second and third fiscal quarters, which correspond to the most active season for home improvement. The Company believes its financial results will continue to reflect these seasonal patterns.

  DECLINES IN COMPARABLE STORE SALES. A variety of factors affects the Company's same store sales, including, among others, the timing and concentration of new store openings, actions of competitors (including the opening of additional stores in the Company's markets), the retail sales environment, general economic conditions, weather conditions and the Company's ability to execute its business strategy effectively. In recent years, the Company's comparable stores sales have been negatively affected by increased competition and the depressed economic conditions in its major markets, particularly Southern California. There can be no assurance that these and other factors will not result in further declines or fluctuations in comparable store sales, which could have a material adverse effect on the Company's results of operations and financial condition.

  ENVIRONMENTAL RISKS AND REGULATIONS. As is the case with any owner or operator of real property, the Company is subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law which could adversely affect operations. The Company does not have environmental liability insurance to cover such events. The Company has engaged and may continue to engage in real estate development projects and owns several parcels of real estate on which its stores are located. While the Company is unaware of any significant environmental hazard on properties it owns or has owned, or operates or has operated, in the event of any discovery of such hazard, severe penalties, including the costs of remediation, could be sought against the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

  DEPENDENCE ON KEY INDIVIDUALS. The Company's success depends in large part on the abilities and continued service of Herbert J. Zarkin, the Company's Chairman of the Board, and Allan P. Sherman, the Company's President and Chief Executive Officer. There can be no assurance that the Company will be able to retain the services of Messrs. Zarkin and Sherman. The loss of the services of either of Messrs. Zarkin or Sherman could have a material adverse effect on the Company's results of operations and financial condition.

  NEGATIVE CONSEQUENCE OF FAILURE TO QUALIFY AS TAX FREE SPIN-OFF. Prior to the Distribution, the Company received a letter ruling (the "Letter Ruling") from the Internal Revenue Service ("IRS") to the effect that, for Federal income tax purposes, the Distribution and certain related asset transfers would qualify as a spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") that would be tax free to the Company and the holders of the Company's Common Stock at the time of the Distribution. The Letter Ruling is based on and subject to certain assumptions, facts, representations and advice provided by the Company, BJI, holders of 5% or more of the Company's Common Stock and the Company's financial advisor at the time of the Distribution. Although the Company is not aware of any facts or circumstances that would make such assumptions, facts, representations and advice unobtainable or untrue, certain future events not within the control of the Company and BJI, including, for example, an IRS challenge to the Distribution in the event that BJI or the Company is acquired before the end of the Company's fiscal year 1999, could cause the Distribution not to qualify for tax-free treatment, resulting in adverse consequences to the Company.

  POTENTIAL CONFLICTS OF INTEREST; MANAGEMENT OVERLAP. The interests of BJI and the Company may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that the Company remains liable for certain contractual obligations of BJI, including BJI leases, and the other arrangements between the parties regarding lease liabilities. In addition, Herbert J. Zarkin currently holds the executive offices of Chairman of the Company's board of directors and Chairman of the BJI board of directors, Lorne R. Waxlax serves as a member of the board of directors of both the Company and BJI and Edward J. Weisberger serves as an officer and director of both the Company and BJI. Appropriate procedures are being followed by the board of directors of the Company to limit the involvement of Messrs. Zarkin, Weisberger and Waxlax in conflict situations, including requiring them to abstain from voting as directors of the Company on certain matters. See "Relationship Between BJI and HomeBase After the Distribution; Conflicts of Interest."

  SUBORDINATION. The Notes are unsecured and subordinated in right of payment to all existing and future Senior Debt of the Company. As a result, in the event of the Company's liquidation or insolvency, a payment or covenant default with respect to Senior Debt, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to repay in full all of the Notes then outstanding. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Indenture does not limit the Company's ability to incur Senior Debt or the Company's or any subsidiary's ability to incur other indebtedness and liabilities. Senior Debt includes substantially all indebtedness of the Company other than all indebtedness that is made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. As of November 22, 1997, the Company had an aggregate of approximately $29.8 million of Senior Debt outstanding, and the Company's subsidiaries had approximately $0.5 million of indebtedness and other liabilities. The Company does not currently have any borrowings under its revolving credit line, and had $14.3 million of letters of credit outstanding at November 22, 1997, under its Senior Bank Facility (as defined). See "Description of Notes--Subordination" and "Senior Bank Facility."

  REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL; NON-AVAILABILITY OF FUNDS. In the event of a Change of Control (as defined herein), each holder of Notes has the right to require the Company to repurchase the Notes in whole or in part at a redemption price of 100% of the principal amount thereof, plus accrued interest to the repurchase date. If a Change of Control were to occur, there can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the repurchase price for all the Notes as to which the purchase right is exercised. Further, any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "Description of Notes--Subordination." Failure by the Company to repurchase the Notes when required may result in an Event of Default with respect to the Notes (and with respect to Senior Debt) whether or not such repurchase is permitted by the subordination provisions. See "Description of Notes."

  ABSENCE OF PRIOR PUBLIC MARKET; LIMITED TRADING HISTORY. There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or the price at which holders of the Notes may be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchaser has informed the Company that it intends to make a market in the Notes offered hereby; however, the initial Purchaser is not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Notes. The Notes have been designated for trading in the PORTAL market; however, the Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq.

  The Common Stock of the Company on a stand-alone basis has a very limited trading history. The unadjusted reported sales prices for Common Stock for all periods prior to July 29, 1997 (the first date after the Distribution on which the Company's Common Stock was traded on the NYSE) reflect the sales prices for the combined Waban enterprise including the BJ's Division and the HomeBase Division. Accordingly, potential purchasers of the Notes will incur the risks associated with the reduced predictability and potentially greater Common Stock price volatility arising from such a short trading history.

  DIVIDEND POLICY. The Company has never paid or declared a cash dividend and the Company does not intend to pay or declare any cash dividends on the Common Stock in the future. The Senior Bank Facility does not permit the Company to pay cash dividends. The declaration and payment of dividends by the Company will be at the discretion of the board of directors of the Company. There can be no assurance that any dividends will be paid in the future.

  CONTINUING OBLIGATIONS OF THE COMPANY FOR CERTAIN LEASE LIABILITIES AFTER THE DISTRIBUTION. Pursuant to the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the BJ's Division. While the Company will continue to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities. However, there is no assurance that BJI will be able to make payments under the indemnity. See "Relationship Between BJI and HomeBase After the Distribution; Conflicts of Interest."

  CERTAIN ANTITAKEOVER FEATURES. The Company's Certificate of Incorporation and Bylaws contain certain provisions designed to deter or prevent takeover attempts. The Company has also adopted a shareholder rights plan designed to have a similar effect. See "Description of Capital Stock."

                              RECENT DEVELOPMENTS

  ANNOUNCEMENT OF ACCELERATED GROWTH STRATEGY. On October 28, 1997, the Company announced an accelerated growth strategy that consists primarily of two elements: accelerated remodeling of its stores and an increased pace of new store openings. The Company's strategy is designed to capitalize on the performance of its prototype store format and an expanding California economy.

  Since 1993, the Company has remodeled or relocated 45 of its stores and opened 16 new stores incorporating the prototype design. The Company expects to complete remodeling 17 of the remaining stores over the next six months, rather than over the next two years as previously planned. Thus, the Company believes that virtually all of its stores will be operating in the prototype format in the spring of 1998, in time for the Company's peak selling season. This accelerated program will enable the Company to publicize the "Re-Grand Opening" of the remodeled stores simultaneously, allowing it to maximize the impact of advertising expenditures, improved store logistics and enhanced name recognition.

  The Company's prototype store format features a reconfigured layout designed to be more attractive to casual and DIY shoppers, while highlighting higher margin items and segregating merchandise of primary interest to contractors and professional customers for easier access. The store remodeling program also features improvements to interior and exterior decor. All of the Company's stores remain open for business during remodeling. During the last three years, upon completion of remodeling, the Company's remodeled stores have achieved significant increases in sales and in selling margins, as compared to the same stores prior to remodeling.

  Most of the 17 stores that remain to be remodeled are located in Southern California. The Company believes that the Southern California housing market is experiencing a recovery. For example, according to Acxiom/Data Quick Information Systems, home sales prices in six Southern California counties increased 6.8% from September 1996 to September 1997. In Los Angeles County, the median home sales price increased 7.4% over the same period, with 18.5% more homes sold in September 1997 than in September 1996.

  The Company also plans to increase the pace of scheduled store openings over the next three years. The Company expects that, after scheduled openings of two to four new stores in fiscal 1998, the pace of expansion will increase to opening eight to ten new stores in each of fiscal 1999 and fiscal 2000, compared to two to four per year, as previously planned. The Company currently expects that substantially all new stores to be built over the next three years will be in its existing markets or in contiguous markets. Because the Company's growth plans are subject to numerous uncertainties, including those set forth under "Risk Factors," there can be no assurance that the Company will open stores at the pace set forth above. Excluding land acquisition and building development costs, a new HomeBase store entails an initial capital investment of approximately $1.7 million for fixtures and equipment and an investment of approximately $2.8 million for inventory (net of accounts payable) and pre-opening expenses. See "Risk Factors--Accelerated Growth Strategy."

  SPIN-OFF OF BJ'S DIVISION IN JULY 1997. In July 1997, the Company transferred the net assets of the BJ's Division to BJI, and distributed all of the stock of that entity to its existing stockholders. In connection with the Distribution, the Company changed its name from Waban Inc. to HomeBase, Inc. BJI is now a separate publicly traded company. See "Relationship Between BJI and HomeBase after the Distribution; Conflicts of Interest."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Notes or the Conversion Shares by the Selling Securityholders.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of November 22, 1997, which includes the issuance of $100 million of the Notes by the Company to the Initial Purchaser on November 17, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company, included elsewhere in this Prospectus.

                                                                  NOVEMBER 22,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS,
                                                                  EXCEPT SHARE
                                                                    AMOUNTS)
Senior Bank Facility............................................    $    --
Senior subordinated notes(1)....................................       6,637
Other long-term debt, net of current portion....................         391
Convertible subordinated notes due 2004.........................     100,000
Obligations under capital leases--long-term.....................       8,694
                                                                    --------
    Total long-term debt, net of current portion................     115,722
Stockholders' equity:
  Common stock, par value $.01, authorized 190,000,000 shares,
   outstanding 37,594,036 shares(2).............................         376
  Preferred stock, par value $.01, authorized 10,000,000 shares,
   none issued..................................................         --
  Additional paid-in capital....................................     373,248
  Retained earnings (deficit)(3)................................      (9,929)
                                                                    --------
  Total stockholders' equity....................................     363,695
                                                                    --------
    Total capitalization........................................    $479,417
                                                                    ========

--------
(1) The Company purchased U.S. Treasury Securities and deposited them in escrow with the trustee of such notes, to be used to retire the debt and pay interest through May 15, 1999.

(2) Excludes 5,936,623 shares of Common Stock reserved for issuance under the Company's stock option plans.

(3) Includes an after-tax charge of approximately $16.3 million during the third quarter of fiscal 1997 that related primarily to the Company's planned closure of three underperforming stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is listed on the NYSE under the symbol "HBI." The Company's Common Stock began trading separately on July 29, 1997. Since that date, the high and low sales prices per share were $11.13 and $7.56. On December 29, 1997, the last reported sales price of the Common Stock on the NYSE was $7.75 per share.

  The Company has never paid or declared a cash dividend and the Company does not intend to pay or declare any cash dividends on the Common Stock in the future. The Senior Bank Facility does not permit the Company to pay cash dividends. The declaration and payment of dividends by the Company will be at the discretion of the board of directors of the Company. There can be no assurance that any dividends will be paid in the future.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected consolidated financial and operating data of the Company for each of the three fiscal years ended January 25, 1997 are extracted or derived from, and should be read in conjunction with, the audited Consolidated Financial Statements, and the Notes thereto, of the Company included herein, which statements have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected consolidated financial data of the Company for the two fiscal years ended January 29, 1994 are extracted or derived from the unaudited Consolidated Financial Statements of the Company which are not included herein. The selected consolidated financial data for the 39 weeks ended October 26, 1996 and October 25, 1997 are extracted or derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements, and the Notes thereto, of the Company included herein, which, in the opinion of the Company's management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the 39 weeks ended October 25, 1997 are not necessarily indicative of results that may be expected for fiscal 1997. The selected consolidated financial and operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                              39 WEEKS ENDED                             FISCAL YEAR ENDED
                          ------------------------  ------------------------------------------------------------------
                          OCTOBER 25,  OCTOBER 26,  JANUARY 25,  JANUARY 27,  JANUARY 28,  JANUARY 29,     JANUARY 30,
                             1997         1996         1997         1996         1995         1994            1993
                          -----------  -----------  -----------  -----------  -----------  -----------     -----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $1,149,040   $1,142,923   $1,452,696   $1,448,776   $1,357,190   $1,585,956      $1,570,878
Cost of sales, including
 buying and occupancy
 costs..................     898,835      889,059    1,136,997    1,124,460    1,056,620    1,279,084       1,263,330
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Gross profit............     250,205      253,864      315,699      324,316      300,570      306,872         307,548
Selling, general and
 administrative
 expenses...............     213,355      216,261      277,841      275,655      248,112      272,256         268,241
Store closures,
 restructuring, and
 other charges..........      27,000          --           --           --           --       101,133             --
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Operating income
 (loss)(1)..............       9,850       37,603       37,858       48,661       52,458      (66,517)         39,307
Interest on debt and
 capital leases (net)...       4,528        7,660       10,506        8,790        9,125        7,661           5,158
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Income (loss) before
 income taxes and
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle(1)...........       5,322       29,943       27,352       39,871       43,333      (74,178)         34,149
Provision (benefit) for
 income taxes...........       2,121       11,843       11,005       15,386       16,395      (30,733)         12,981
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Income (loss) from
 continuing operations
 before extraordinary
 loss and cumulative
 effect of change in
 accounting
 principle(1)...........       3,201       18,100       16,347       24,485       26,938      (43,445)         21,168
Income from discontinued
 operations, net of
 income tax.............      20,575       33,053       60,313       48,492       38,052       26,865          23,074
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Income (loss) before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle(1)...........      23,776       51,153       76,660       72,977       64,990      (16,580)         44,242
Extraordinary loss......      (8,663)         --           --           --           --           --              --
Cumulative effect of
 change in accounting
 principle..............         --           --           --           --           --        (1,202)            --
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Net income (loss)(1)....  $   15,113   $   51,153   $   76,660   $   72,977   $   64,990   $  (17,782)     $   44,242
                          ==========   ==========   ==========   ==========   ==========   ==========      ==========
PRIMARY EARNINGS (LOSS)
 PER SHARE:
Income (loss) from
 continuing operations
 before extraordinary
 loss and cumulative
 effect of change in
 accounting principle...  $     0.09   $     0.55   $     0.49   $     0.74   $     0.81   $    (1.31)     $     0.64
Income from discontinued
 operations.............        0.57         0.99         1.82         1.46         1.14         0.81            0.69
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Income (loss) before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle..............        0.66         1.54         2.31         2.20         1.95        (0.50)           1.33
Extraordinary loss......       (0.24)         --           --           --           --           --              --
Cumulative effect of
 change in accounting
 principle..............         --           --           --           --           --         (0.04)            --
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Net income..............  $     0.42   $     1.54   $     2.31   $     2.20   $     1.95   $    (0.54)     $     1.33
                          ==========   ==========   ==========   ==========   ==========   ==========      ==========
FULLY DILUTED EARNINGS
 (LOSS) PER SHARE:
Income (loss) from
 continuing operations
 before extraordinary
 loss and cumulative
 effect of change in
 accounting principle...  $     0.09   $     0.54   $     0.49   $     0.71   $     0.77   $    (1.31)     $     0.64
Income from discontinued
 operations.............        0.57         0.90         1.66         1.34         1.06         0.81            0.69
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Income (loss) before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle..............        0.66         1.44         2.15         2.05         1.83        (0.50)           1.33
Extraordinary loss......       (0.24)         --           --           --           --           --              --
Cumulative effect of
 change in accounting
 principle..............         --           --           --           --           --         (0.04)            --
                          ----------   ----------   ----------   ----------   ----------   ----------      ----------
Net Income..............  $     0.42   $     1.44   $     2.15   $     2.05   $     1.83   $    (0.54)     $     1.33
                          ==========   ==========   ==========   ==========   ==========   ==========      ==========
Number of common shares
 for earnings per share
 computations:
 Primary................      35,768       33,224       33,205       33,220       33,405       33,082          33,191
 Fully diluted..........      35,981       37,704       37,713       37,784       37,793       33,082          35,707
BALANCE SHEET DATA:
Working capital.........  $  153,538   $  257,294   $  275,842   $  265,450   $  308,749   $  213,315      $  286,313
Net current and non-
 current assets of
 discontinued
 operations(2)..........         --       471,181      423,688      403,713      322,945      301,958         201,192
Total assets............     663,110    1,144,872    1,077,059    1,066,188    1,011,705      873,478         838,322
Long-term debt and
 obligations under
 capital leases.........      16,023      242,671      242,548      255,803      269,223      185,566         192,278
Stockholders' equity....     363,319      605,711      631,925      555,120      488,089      420,492         436,610
CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities of
 continuing operations..  $   90,208   $   15,151   $  (17,688)  $   44,955   $   54,138   $   75,793      $  (29,642)
Net cash used in
 investing activities of
 continuing operations..     (22,614)     (17,636)     (23,761)     (21,633)     (92,125)      (7,208)        (30,024)
Net cash provided by
 (used in) financing
 activities of
 continuing operations..    (131,001)      19,154      (15,599)     (21,282)      82,225       (6,314)        104,921
OTHER DATA:
Capital expenditures....      15,336       42,253       48,393       73,300       37,198       38,875          78,537
EBITDA(1)(3)............      27,882       54,493       60,824       68,130       71,054      (45,584)         58,617
Ratio of earnings to
 fixed charges(4).......        2.2x         4.5x         3.4x         4.8x         5.2x          --  (1)        6.0x
Stores open at end of
 period.................          85           84           84           79           77           82              86

--------
(1) The income figures shown for the 39 weeks ended October 25, 1997 include a pre-tax charge of $27.0 million for store closures and other charges. The loss figures shown for fiscal 1993 include a pre-tax restructuring charge of $101.1 million. As a result of this charge, earnings were insufficient to cover fixed charges in fiscal 1993 by $74.2 million.
(2) As of July 26, 1997, the Company transferred all of the net assets of the BJ's Division to BJI and on July 28, 1997, the Company completed the Distribution.
(3) Earnings from continuing operations before interest, taxes, depreciation and amortization ("EBITDA") does not take into account capital expenditures and does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), is not presented as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not indicative of cash available to fund all cash needs. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company because, together with net income and cash flows, EBITDA is widely used to provide investors with an additional basis to evaluate the ability of the Company to incur and service debt. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as net sales, cost of sales, and selling, general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pre-tax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized and amortization of debt issuance costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company appearing elsewhere in this Prospectus or incorporated herein by reference.

OVERVIEW

  The Company is the second largest operator of home improvement warehouse stores in the western United States with 83 stores in 10 states. The Company offers a broad assortment of brand name home improvement and building supply products at competitive prices to both DIY customers and professional contractors. The Company's net sales and net income from continuing operations for fiscal 1996 were $1,452.7 million and $16.3 million, respectively.

  As of July 26, 1997, HomeBase, Inc., formerly known as Waban Inc., transferred all of the net assets of its BJ's Division to BJI. On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI. The Company's Consolidated Financial Statements for all periods presented have been restated to present the BJ's Division as a discontinued operation. Income from discontinued operations in the year-to-date period ended October 25, 1997 also included transaction costs of $5.0 million (net of tax) incurred in connection with the Distribution. The discussion that follows pertains to the continuing operations of the Company unless otherwise noted.

  The Company's comparable store sales during the last two years were negatively affected by continuing competitive pressures and low levels of home improvement activity in Southern California, where a significant number of the Company's stores are located. Sales in fiscal 1995 were also negatively impacted by significant deflation in lumber prices and by severe weather in the western United States in the first quarter of fiscal 1995. The Company's business is subject to seasonal influences. Sales and profits have typically been lower in the first and fourth quarters of the fiscal year and higher in the second and third quarters, which include the most active season for home construction.

  The Company operates within a conventional 52 or 53 week accounting fiscal year. The Company's fiscal year ends on the last Saturday in January. The fiscal year ended January 25, 1997 is referred to as "1996" or "fiscal 1996" below. The fiscal years ended January 27, 1996 and January 28, 1995 are referred to as "1995" or "fiscal 1995" and "1994" or "fiscal 1994," respectively.

RESULTS OF OPERATIONS

  The following table presents, as a percentage of net sales, the results of operations for the periods indicated.

                              39 WEEKS ENDED               FISCAL YEAR ENDED
                          ----------------------- -----------------------------------
                          OCTOBER 25, OCTOBER 26, JANUARY 25, JANUARY 27, JANUARY 28,
                             1997        1996        1997        1996        1995
                          ----------- ----------- ----------- ----------- -----------
INCOME STATEMENT DATA:
Net sales...............     100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales, including
 buying and occupancy
 costs..................      78.2        77.8        78.3        77.6        77.9
                             -----       -----       -----       -----       -----
Gross profit............      21.8        22.2        21.7        22.4        22.1
Selling, general and
 administrative
 expenses...............      18.6        18.9        19.1        19.0        18.3
Store closures and other
 charges................       2.3         --          --          --          --
                             -----       -----       -----       -----       -----
Operating income........       0.9         3.3         2.6         3.4         3.8
Interest on debt and
 capital leases (net)...       0.4         0.7         0.7         0.6         0.6
                             -----       -----       -----       -----       -----
Income from continuing
 operations before
 income taxes and
 extraordinary loss.....       0.5         2.6         1.9         2.8         3.2
Provision for income
 taxes..................       0.2         1.0         0.8         1.1         1.2
                             -----       -----       -----       -----       -----
Income from continuing
 operations before
 extraordinary loss.....       0.3         1.6         1.1         1.7         2.0
Income from discontinued
 operations, net of
 income tax.............       1.8         2.9         4.2         3.3         2.8
                             -----       -----       -----       -----       -----
Income before
 extraordinary loss.....       2.1         4.5         5.3         5.0         4.8
Extraordinary loss on
 early extinguishment of
 debt, net of income
 taxes..................      (0.8)        --          --          --          --
                             -----       -----       -----       -----       -----
Net income..............       1.3%        4.5%        5.3%        5.0%        4.8%
                             =====       =====       =====       =====       =====

THIRTY-NINE WEEKS ENDED OCTOBER 25, 1997 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 26, 1996

 Net Sales

  Net sales for the 39 weeks ended October 25, 1997 increased 0.5% to $1,149.0 million from $1,142.9 million in the comparable prior-year period. The increase in net sales was primarily due to new store openings, partially offset by declines in comparable store sales and store closures. Since the beginning of fiscal 1996, eight stores have been opened and two stores have been closed.

  Comparable store sales declined 1.9% for the 39 weeks ended October 25, 1997. The declines were primarily attributable to increased competition in many of the markets in which the Company operates.

 Cost of Sales

  Cost of sales, including buying and occupancy costs, as a percentage of sales for the 39 weeks ended October 25, 1997 was 78.2% compared to 77.8% in the comparable prior-year period. The increase is primarily due to a combination of slightly lower average selling margins, which were impacted by competitive conditions, an increase in the provision for inventory shrinkage and somewhat higher buying and occupancy costs as a percentage of sales, due to comparable store sales declines.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses ("SG&A") were 18.6% of net sales for the 39 weeks ended October 25, 1997 compared to 18.9% in the comparable prior-year period. The decrease was primarily attributable to lower preopening and remodel related costs due to fewer stores being opened or remodeled in the current year.

  In October 1997, the Board of Directors approved an accelerated growth strategy that includes remodeling the remaining 17 stores in the Company's remodel program over the following six months and increasing the rate of new store openings. The Company expects to open between two and four new stores in fiscal 1998 and to open between eight and 10 new stores in each of the following two fiscal years. As a result, the Company expects to experience higher costs in connection with these remodels and expansions. In the fourth quarter of fiscal 1997 and in the first quarter of fiscal 1998, the Company expects to incur costs of approximately $4 million per quarter related to the accelerated remodel program.

 Store Closures and Other Charges

  In connection with the Company's accelerated growth strategy, the Board of Directors approved the closure of three under-performing stores. In the third quarter of fiscal 1997, the Company recorded store closures and other charges of $27.0 million consisting of $22.3 million for store closures and other related settlement costs, a $3.0 million increase in the fiscal 1993 restructuring reserve and $1.7 million in asset impairment charges.

  Costs included in the reserve for store closures primarily include lease obligations on closed facilities and write-downs of fixed assets and other related settlement costs. The Company announced the closure of two stores on January 5, 1998, and expects to close a third store by the end of fiscal 1999. The Company increased the fiscal 1993 restructuring reserve by $3.0 million for additional lease obligations due to delays in obtaining subleases at terms acceptable to the Company.

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the individual warehouse stores. The Company updated its analysis in the quarter ended October 25, 1997 and concluded that the long-lived assets at two stores were impaired. Accordingly, the Company estimated the fair value of these assets based on their estimated salvage value and recorded an impairment charge of $1.7 million, which is included in store closures and other charges.

 Interest Expense

  The components of consolidated net interest expense were as follows (in thousands):

                                                             39 WEEKS ENDED
                                                         -----------------------
                                                         OCTOBER 25, OCTOBER 26,
                                                            1997        1996
                                                         ----------- -----------
Interest expense on debt................................   $ 8,501     $14,652
Interest and investment income..........................    (1,515)     (1,478)
                                                           -------     -------
Interest on debt, net...................................     6,986      13,174
Interest on capital leases..............................     1,066       1,180
                                                           -------     -------
Interest on debt and capital leases, net................     8,052      14,354
Less: interest allocated to discontinued operations.....    (3,524)     (6,694)
                                                           -------     -------
Net interest--continuing operations.....................   $ 4,528     $ 7,660
                                                           =======     =======

  Net interest expense from continuing operations for the 39 weeks ended October 25, 1997 was $4.5 million compared to $7.7 million for the comparable prior-year period. Corporate interest expense was allocated to discontinued operations based on the ratio of BJ's net assets to the sum of consolidated net assets plus consolidated debt.

  The decline in net interest expense from continuing operations is primarily due to lower average outstanding debt balances in the 39 weeks ended October 25, 1997 compared to the comparable prior-year period. In July 1997, $106.7 million of the Company's 6.5% convertible subordinated debentures was converted into common stock and the remaining $0.2 million was redeemed for cash. Also in July 1997, the Company repaid all of its 9.58% senior notes due May 31, 1998, totaling $12.0 million, and pursuant to a tender offer, $93.4 million of its 11% senior subordinated notes due May 15, 2004, replacing this debt with short-term borrowings under its then existing bank credit agreement. BJI assumed $72 million of these borrowings at the time of the Distribution. Partially offsetting these declines in interest expense was a lower amount of interest capitalized in the current year, compared to the prior-year period.

  Interest expense from continuing operations for the 39 weeks ended October 26, 1996 excludes capitalized interest of $0.9 million.

 Income Tax Provision

  The income tax provision rate for the 39 weeks ended October 25, 1997 was 39.8% compared to 39.6% in the comparable prior-year period. The increase in the effective rate is primarily attributed to lower interest income earned on tax-exempt investments in the current year than in the prior year.

 Income From Continuing Operations Before Extraordinary Loss

  Income from continuing operations before extraordinary loss for the 39 weeks ended October 25, 1997 was $3.2 million, or $0.09 per share, fully diluted, compared to $18.1 million, or $0.54 per share, fully diluted, in the comparable prior-year period. Excluding the store closures and other charges, income from continuing operations for the 39 weeks ended October 25, 1997 was $19.5 million, or $0.54 per share, fully diluted. Excluding the store closures and other charges, the improvement in income from continuing operations for the 39 weeks ended October 25, 1997 is primarily attributable to lower interest expense and lower SG&A, partially offset by a lower gross profit percentage.

  Income from continuing operations includes all of the corporate overhead expenses incurred by Waban prior to the Distribution and an allocation of Waban's historical interest expense. As a result of the Distribution, the conversion of the convertible subordinated debt into common stock and the refinancing of $112 million of other indebtedness, income from continuing operations for periods preceding the Distribution is not comparable to the Company's income from continuing operations after the Distribution.

 Net Income

  Net income for the 39 weeks ended October 25, 1997 was $15.1 million, or $0.42 per share, fully diluted, compared to $51.2 million, or $1.44 per share, fully diluted, in the comparable prior-year period. These amounts include income from discontinued operations for periods prior to the Distribution.

  Income from discontinued operations, which includes the net income of the BJ's Division before the Distribution reduced by $5.0 million of transaction costs, net of tax, incurred in connection with the Distribution, was $20.6 million, or $0.57 per share, fully diluted, for the 39 weeks ended October 25, 1997. Income from discontinued operations for the 39 weeks ended October 26, 1996 was $33.1 million, or $0.90 per share, fully diluted.

  The results for the 39 weeks ended October 25, 1997 include an extraordinary loss of $8.7 million, net of tax, recorded in July 1997, associated with the early extinguishment of the Company's 9.58% senior notes due May 31, 1998 and $93.4 million of its 11% senior subordinated notes due May 15, 2004.

 Restructuring Reserves

  As of January 25, 1997, $13.5 million of the Company's fiscal 1993 restructuring charge remained accrued on the Company's consolidated balance sheet. During the first three quarters of fiscal 1997, the Company incurred cash expenditures of $2.7 million, primarily for lease obligations on closed facilities, and non-cash charges of $0.3 million for write-downs of fixed assets. As of October 25, 1997, $13.5 million remained accrued on the Company's balance sheet (including additions to the reserve described above), consisting primarily of lease obligations on closed facilities, which extend through 2007.

FISCAL YEAR ENDED JANUARY 25, 1997 COMPARED TO FISCAL YEARS ENDED JANUARY 27, 1996 AND JANUARY 28, 1995

 Net Sales

  Net sales increased by 0.3% to $1,452.7 million in fiscal 1996, compared to $1,448.8 million in fiscal 1995, and increased by 6.7% in fiscal 1995 from $1,357.2 million in fiscal 1994. The increases in each such fiscal year were due to the opening of new stores and remodels of existing stores, partially offset by comparable store sales decreases due to new competitor store openings.

  The Company's results for fiscal 1994 excluded the sales and operating losses of 16 stores planned to be closed. Eight of those 16 stores were closed in fiscal 1994, and two more stores were closed in fiscal 1995. The Company's reported sales and operating income for fiscal 1995 included all stores in operation. Sales from the eight stores which closed in fiscal 1994 and the two stores which closed in fiscal 1995 were excluded from the computation of comparable store sales growth from fiscal 1994 to fiscal 1995.

 Cost of Sales

  Cost of sales (including buying and occupancy costs) as a percentage of net sales was 78.3% in fiscal 1996, compared to 77.6% and 77.9% in fiscal 1995 and fiscal 1994, respectively. The increase in fiscal 1996 was due to a combination of slightly lower average selling margins, an increased provision for inventory shrinkage and higher buying and occupancy costs as a percentage of net sales. The benefit of increased selling margins, due to an increase in sales of products with higher margins, from new and remodeled stores was more than offset by the adverse impact of new competitor store openings affecting a greater number of the Company's stores.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses as a percentage of net sales was 19.1% in fiscal 1996, compared to 19.0% and 18.3% in fiscal 1995 and fiscal 1994, respectively. These increases in each such fiscal year reflect higher labor cost ratios due to the Company's increased focus on customer service in recent periods and lower average per store sales volumes.

 Interest

  The components of net interest expense for the last three fiscal years were as follows (in millions):

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 25, JANUARY 27, JANUARY 28,
                                                1997        1996        1995
                                             ----------- ----------- -----------
Interest expense on debt....................    $11.0       $13.4       $12.6
Interest and investment income..............     (1.8)       (5.9)       (4.9)
                                                -----       -----       -----
Interest on debt (net)......................      9.2         7.5         7.7
Interest on capital leases..................      1.3         1.3         1.4
                                                -----       -----       -----
Interest on debt and capital leases (net)...    $10.5       $ 8.8       $ 9.1
                                                =====       =====       =====

  Interest expense on debt and capital leases (net) in fiscal 1996 increased to $10.5 million from $8.8 million in fiscal 1995 as the reduction in interest expense related to the Company's outstanding long term debt was more than offset by a decrease in interest and investment income. Interest expense in fiscal 1995 decreased slightly to $8.8 million from $9.1 million in fiscal 1994 as an increase in interest expense was more than offset by an increase in interest and investment income.

 Income Tax Provision

  The income tax provision rate was 40.2% of pre-tax income in fiscal 1996, compared with 38.6% and 37.8% in fiscal 1995 and 1994, respectively. The increase in the effective rate in fiscal 1996 is primarily attributed to lower interest income from tax-exempt investments and a reduction in targeted jobs tax credits.

 Income from Continuing Operations

  As a result of the items discussed above, income from continuing operations for fiscal 1996 declined 33.2% to $16.3 million, compared to $24.5 million in fiscal 1995, and decreased by 9.1% in fiscal 1995 from $26.9 million in fiscal 1994.

 Net Income

  Net income was $76.7 million, or $2.15 per share, fully diluted, for fiscal 1996, $73.0 million, or $2.05 per share, fully diluted, for fiscal 1995 and $65.0 million, or $1.83 per share, fully diluted, for fiscal 1994. These amounts include income from discontinued operations. Income from discontinued operations, which includes the net income of BJ's Division, was $60.3 million, $48.5 million and $38.1 million for fiscal 1996, 1995 and 1994, respectively.

PRO FORMA FINANCIAL INFORMATION

  Presented below are tables that recast income from continuing operations on a pro forma basis to reflect the estimated effects of the Distribution, which include reductions in administrative expenses and interest costs. On this pro forma basis, income from continuing operations for the 39 weeks ended October 25, 1997 (which includes the actual results for the quarter ended October 25, 1997 after the Distribution) was $5.4 million, compared to $21.8 million for the comparable prior-year period. Excluding the store closures and other charges, pro forma income from continuing operations was $21.6 million.

  The following unaudited pro forma financial information for the six quarters ended July 26, 1997 is based on management's good faith estimate of what the Company's operating performance would have been as a stand-alone corporation, and is provided for comparative analytical purposes only. Also shown are the actual results for the quarter ended October 25, 1997, after the Distribution. Selling, general, and administrative expenses reflect a pro forma estimate of costs that the Company would have incurred related to corporate overhead activities performed by the Waban corporate staff. These costs, estimated at $5.8 million in each of the fiscal years ended January 1997 and ending January 1998, have been allocated evenly between quarters. Pro forma interest expense for all periods assumes that the capital structure that was established immediately after the Distribution had been in place for all periods presented. The components of interest expense are capital lease interest, mortgage interest, and credit agreement costs, all of which have been spread evenly by quarter, and bank borrowing interest expense, which has been spread to reflect the typical seasonal requirements of the business. The average estimated draw under the revolving credit facility is assumed to be $23 million. These unaudited financial data do not purport to represent the actual changes in the historical cash/borrowing position. The provision for income taxes is estimated at 39.8%. The number of shares used in the calculation of fully diluted earnings per share is 37.9 million for all periods shown, except for the quarter ended October 25, 1997, which reflects the weighted average shares outstanding of 37.6 million. Common stock equivalents are considered anti-dilutive and are excluded from this calculation. All pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances. This information does not purport to represent what the results of operations of the Company would have actually been if the Distribution had in fact been consummated in prior periods or at any future date or what the results of operations of the Company will be for any future period.

  The pro forma results for the Company are as follows:

                                FISCAL YEAR ENDING
                                 JANUARY 31, 1998
                          --------------------------------
                              Q1          Q2         Q3
                          (PRO FORMA) (PRO FORMA) (ACTUAL)
                          ----------- ----------  --------
                          (IN THOUSANDS, EXCEPT PER SHARE
                                     AMOUNTS)
Net sales...............   $360,204    $420,404   $368,432
Cost of sales, including
 buying and occupancy
 costs..................    282,259     327,049    289,527
Selling, general and
 administrative
 expenses...............     70,642      72,768     68,635
Store closures and other
 charges................        --          --      27,000
                           --------    --------   --------
Operating income (loss).      7,303      20,587    (16,730)
Interest on debt and
 capital leases, net....      1,012         853        355
Provision (benefit) for
 income taxes...........      2,504       7,854     (6,797)
                           --------    --------   --------
Income (loss) from
 continuing operations..   $  3,787    $ 11,880   $(10,288)
                           ========    ========   ========
Fully diluted earnings
 (loss) per share from
 continuing operations..   $   0.10    $   0.31   $  (0.27)
                           ========    ========   ========
                             PRO FORMA FISCAL YEAR ENDED JANUARY 25, 1997
                          ------------------------------------------------------
                              Q1          Q2         Q3        Q4     FULL YEAR
                          ----------- ----------  --------  --------  ----------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............   $352,242    $424,271   $366,410  $309,773  $1,452,696
Cost of sales, including
 buying and occupancy
 costs..................    272,484     328,602    287,973   247,938   1,136,997
Selling, general and
 administrative
 expenses...............     72,953      74,181     67,878    61,363     276,375
                           --------    --------   --------  --------  ----------
Operating income........      6,805      21,488     10,559       472      39,234
Interest on debt and
 capital leases, net....      1,012         853        771     1,153       3,789
Provision (benefit) for
 income taxes...........      2,306       8,213      3,896      (272)     14,143
                           --------    --------   --------  --------  ----------
Income (loss) from
 continuing operations..   $  3,487    $ 12,422   $  5,892  $   (409) $   21,392
                           ========    ========   ========  ========  ==========
Fully diluted earnings
 (loss) per share from
 continuing operations..   $   0.09    $   0.33   $   0.16  $  (0.01) $     0.56
                           ========    ========   ========  ========  ==========

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $3.7 million as of October 25, 1997. Cash flow from operations and amounts available under the Company's revolving credit facility are the Company's principal sources of liquidity.

  In July 1997, the Company entered into a new $125 million credit agreement ("New Credit Agreement") with a group of banks which expires July 9, 2000. This agreement replaced the Company's $150 million credit facility which was scheduled to expire March 30, 1999, but was terminated immediately following the Distribution. In October 1997, the New Credit Agreement was amended and the total facility was reduced to $90 million. The New Credit Agreement includes a $40 million sub-facility for letters of credit and is secured by inventory and accounts receivable. The Company is required to pay an annual facility fee which is currently 0.35% of the total commitment. Interest on borrowings is payable at the Company's option either at (a) the Eurodollar rate plus a margin, which is currently 1.45% or (b) the agent bank's prime rate plus a margin, which is currently 0.2%. The facility fee and borrowing margins are subject to adjustment based upon the Company's fixed-charge coverage ratio. The credit facility is subject to certain covenants which include minimum tangible net worth and fixed-charge coverage requirements, a maximum funded debt-to-capital limitation, and a prohibition on the payment of cash dividends.

  At October 25, 1997, the Company had no borrowings under its revolving facility, and had $15.5 million of letters of credit outstanding. At November 22, 1997, the Company had $75.7 million available for borrowing under the revolving facility.

  During the 39 weeks ended October 25, 1997, net cash provided by operating activities of continuing operations was $90.2 million compared to $15.2 million in the comparable prior-year period. The increase in the current year was primarily attributable to a lower accounts payable-to-inventory ratio at the beginning of this year as compared to the beginning of last year.

  Net cash used in investing activities of continuing operations was $22.6 million for the 39 weeks ended October 25 1997, compared to $17.6 million in the prior-year period. Investing activities primarily consist of capital expenditures and investments in marketable securities.

  Year-to-date capital expenditures for property additions for continuing operations were $15.3 million this year versus $42.3 million in the comparable prior-year period. During the first 39 weeks of fiscal 1997, the Company opened two new warehouse stores and closed one warehouse store. In the comparable prior-year period, the Company opened six new warehouse stores and closed one store. Capital expenditures for the first 39 weeks of fiscal 1997 also include the remodeling of 10 stores (eight of which have been completed), compared to capital expenditures for the remodeling of 16 stores (14 of which had been completed) in the comparable prior-year period. The Company's capital expenditures are expected to total approximately $35 million to $40 million in fiscal 1997. The timing of actual store openings and renovations and the amount of related expenditures could vary from these estimates due, among other things, to the complexity of the real estate development process.

  As a result of the Company's accelerated growth strategy, the Company expects to incur additional costs of approximately $4 million per quarter in the fourth quarter of fiscal 1997 and the first quarter of fiscal 1998 related to the accelerated remodel program. In addition, the Company expects capital expenditures on these remodels to be approximately $17 million in the aggregate over these two quarters. The Company expects to finance these capital expenditures with the proceeds from a $100 million convertible debt offering, which was completed November 17, 1997 (See "--Subsequent Event").

  During the 39 weeks ended October 25, 1997, the Company had purchases of $7.7 million of marketable securities, compared to net proceeds of $20.2 million in the comparable prior-year period. Current year purchases of marketable securities were for U.S. Treasury securities, which the Company deposited in escrow with the trustee of its 11% senior subordinated notes to cover remaining interest and principal payments for the outstanding balance of $6.6 million at October 25, 1997.

  Net cash used in financing activities of continuing operations was $131.0 million for the 39 weeks ended October 25, 1997, compared to net cash provided by financing activities of continuing operations of $19.2 million in the comparable prior year period. Current year activities primarily consisted of repayment of $130.7 million in long-term debt, including approximately $12.7 million of call premiums, and cash paid to BJI of $5.0 million in connection with the spin-off. Partially offsetting these cash payments were the proceeds from the sale and issuance of common stock of $5.9 million.

  During the second quarter of fiscal 1997, the Company repaid its 9.58% senior notes totaling $24.0 million (including $12.0 million currently due and $12.0 million due May 15, 1998), and repaid $93.4 million of its 11% senior subordinated notes, replacing this debt with $96 million of short-term borrowings under its then existing bank credit facility. BJI assumed $72 million of these borrowings at the time of the Distribution. A total of $6.6 million of the Company's 11% senior subordinated notes remains outstanding, which the Company intends to call and repay on May 15, 1999, with the maturities of the U.S. Treasury Securities deposited with the trustee of the notes.

  During the quarter ended July 26, 1997, $106.7 million of the Company's 6.5% convertible subordinated debentures was converted into common stock and the remaining $0.2 million was redeemed for cash.

  The Company expects that its current resources, including the revolving facility, together with anticipated cash flow from operations and proceeds from the $100 million convertible debt offering, will be sufficient to finance its operations and capital expenditures through January 30, 1999.

 Subsequent Event

  On November 17, 1997 the Company completed the private placement of $100 million, 5.25% convertible subordinated notes due November 1, 2004 through a Rule 144A/Regulation S offering, receiving net proceeds of approximately $96 million, net of debt issue costs. The notes are convertible, subject to adjustment in certain events, into approximately 9.8 million shares of the Company's common stock at a conversion price of $10.2175 per share at any time after February 15, 1998 and prior to maturity unless earlier redeemed or repurchased. Subsequent to November 1, 2000, the notes are redeemable at the option of the Company, in whole or in part, initially at 103.15% of principal and thereafter at prices declining to 100% on or after November 1, 2003, together with accrued interest. Interest is payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 1998. The Company expects to use the proceeds to finance its accelerated growth strategy as follows:
(i) approximately $17 million will be used to remodel 17 existing stores with completion expected in the spring of 1998; (ii) approximately $25 million and $50 million will be used to fund capital expenditures in connection with the new store opening plan during fiscal 1998 and fiscal 1999, respectively; and
(iii) the remainder will be used for working capital and other general corporate purposes.

RECENT ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," was issued in February 1997 and becomes effective for the Company's fiscal year ending January 31, 1998. SFAS No. 128 modifies the way in which earnings per share ("EPS") is calculated and disclosed. Currently, the Company discloses primary and fully diluted EPS. Upon adoption of this standard for the fiscal year ending January 31, 1998, the Company will disclose basic and diluted EPS for fiscal 1997 and will restate all prior period EPS data presented. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, similar to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. If the Company had adopted SFAS No. 128 for fiscal 1996, basic EPS would have been $2.33 per share versus $2.31 reported for primary EPS. Diluted EPS would have been $2.15 per share, unchanged from fully diluted EPS reported in 1996.

  In July 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Adoption of this statement will not have a material effect on historical results of operations.

                                   BUSINESS

GENERAL

  The Company is the second largest operator of home improvement warehouse stores in the western United States with 83 stores in 10 states. The Company's stores average approximately 102,000 square feet of indoor space, typically with an additional outdoor garden center area. The Company offers a broad assortment of brand name home improvement and building supply products at competitive prices to both DIY customers and professional customers. In certain categories, the Company supplements its brand name offerings with high quality private label products.

  The Company's objective is to be the first choice destination for home improvement shoppers by combining product selection at competitive prices with superior customer service. In order to achieve this objective, the Company is completing the roll-out of its prototype store format. The Company's prototype store format features a reconfigured layout designed to be more attractive to casual and DIY shoppers, while highlighting higher margin items and segregating merchandise of primary interest to contractors and other professional customers for easier access. Management believes this prototype has proven successful in attracting more DIY customers while better meeting the needs of the professional contractor.

INDUSTRY OVERVIEW

  The Company believes that demographic and lifestyle factors such as the maturing of baby boomers, the increase in home-centered activities and the aging housing stock will create growing demand for home improvement products and services. Based on industry sources, the estimated overall market for home improvement products in the United States exceeded $134 billion in 1996.

  Over the last ten years, warehouse-format home improvement retailers have gained significant market share in the United States by offering lower prices, greater product selection and more in-stock merchandise than traditional home center, hardware and lumber yard operators. In addition, warehouse store operators have been able to take advantage of economies created by large sales volumes. Although the home improvement industry remains fragmented, it has experienced increasing consolidation during recent years, with the sales of the five largest operators representing approximately 27% of the estimated overall market in 1996 as compared to 12% of the estimated overall market in 1989. The Company believes this trend will continue, and that opportunities exist for service-oriented home improvement retailers to benefit from this continuing consolidation.

STORE BASE

  The Company is among the two largest home improvement operators in most of the metropolitan markets which it serves. The Company's new store opening plan is oriented towards reinforcing its position in these existing markets and expanding selectively into contiguous markets. In an announcement made on October 28, 1997, the Company disclosed plans to increase the pace of scheduled store openings over the next three years. The Company expects that, after scheduled openings of two to four new stores in fiscal 1998, the pace of expansion will increase to opening eight to ten stores in each of fiscal 1999 and fiscal 2000, compared to the previously scheduled two to four per year. See "Risk Factors--Accelerated Growth Strategy."

  The following table shows the number of Company stores opened and closed during the last five fiscal years and during the current fiscal year through January 5, 1998 (including the two stores the closure of which was announced on January 5, 1998):

                           STORES IN
                          OPERATION AT STORES OPENED STORES CLOSED   STORES IN
                          BEGINNING OF  DURING THE    DURING THE   OPERATION AT
FISCAL YEAR                  PERIOD       PERIOD        PERIOD     END OF PERIOD
-----------               ------------ ------------- ------------- -------------
1992....................       73            13            --            86
1993....................       86             5             9            82
1994....................       82             3             8            77
1995....................       77             4             2            79
1996....................       79             5            --            84
1997 (through January 5,
 1998)..................       84             2             3            83

  Since 1993, the Company has remodeled or relocated 45 of its stores and opened 16 new stores incorporating the prototype store design. In October 1997, the Company announced that it expects to complete the 17 remaining stores in its remodeling program over the next six months, rather than over the next two years, as previously planned. Thus, virtually all of the Company's stores will be operating in the prototype format in the spring of 1998, in time for the Company's peak selling season.

CUSTOMER SERVICE

  The Company is committed to providing superior service to its two targeted customer groups. At each store, carefully selected home improvement specialists, many of whom have extensive experience in their respective fields, are available throughout the store to assist DIY customers and professional contractors. The Company's project design centers and kitchen design centers feature computer assisted design tools that allow customers to work with design coordinators to conceptualize and plan virtually any home improvement project. The majority of the Company's stores also offer the services of professional interior decorators who provide free design consultations in customers' homes.

  The Company believes that it is important to expand its DIY business by encouraging new DIY customers and upgrading the skills and confidence levels of existing DIY customers. Accordingly, the Company provides assistance and training to DIY customers, including regularly scheduled customer clinics on a wide range of home improvement projects. Delivery and installation are also available as services to DIY customers.

  The Company's stores offer services to specifically address the needs of contractors. A majority of the Company's stores have Contractor Desks, with staff dedicated to handling contractors' special needs, including the ability to receive faxed orders and pre-assemble them for pick-up, and quickly obtaining special items and sizes. The Company's stores also deliver bulk purchases to job sites for a nominal fee. The Company's stores offer extended hours, opening early in the morning to serve professional contractors.

  The Company strives to develop the skills of its store personnel to ensure that customers consistently receive knowledgeable and courteous assistance. The Company's training programs emphasize the importance of customer service and improve store employees' selling skills. The Company provides extensive training for its entry-level store personnel through a comprehensive in-house training program that combines on-the-job training with formal seminars and meetings. On an ongoing basis, store personnel attend periodic in-house training sessions conducted by the Company's training staff or by manufacturers' representatives, and they receive sales, product and other information in frequent meetings with store managers. The Company's satellite television system permits it to simultaneously broadcast training sessions from its Irvine, California headquarters to every individual store location.

  The Company offers its own private label credit card to customers under a non-recourse program operated by a major financial institution and also accepts MasterCard, Visa, Discover and American Express.

MERCHANDISING

  The Company's stores provide a broad selection of brand name merchandise to both DIY customers and professional contractors, offering between 32,000 and 42,000 SKUs depending upon the season. The Company believes that the operating efficiencies of the warehouse store format provide substantial savings over other channels of home improvement and building supply product distribution. In order to achieve greater operational efficiencies and reduce freight and handling costs, as well as improve the manner in which it purchases products, the Company has centralized its merchandise replenishment operations and improved its logistics of distribution. This program also permits the Company to redeploy more store personnel to customer service activities.

  Merchandise sold by the Company's stores includes lumber, building materials, plumbing supplies and fixtures, electrical materials and fixtures, kitchen cabinets, hand and power tools, hardware, paint, garden supplies, nursery items, home decorative items and related seasonal and household merchandise. The Company's brand name orientation allows customers to compare the Company's prices to the same items offered by competitors. In selected categories, the Company supplements these brand name offerings with high quality private label products, such as its Infinity(R) brand line of paint.

  Most of the Company's merchandise is purchased from manufacturers for shipment either directly to the individual store or to cross-docking facilities where large shipments are broken down and separated for transfer to individual stores, generally on a same-day basis. The Company estimates that more than 50% of its merchandise is distributed to individual stores through the Company's consolidation and distribution center in Rancho Cucamonga, California. By operating warehouse-format stores, the Company can keep its fixturing and operating costs substantially below those of traditional home improvement retailers.

SEASONALITY

  Sales and earnings for the Company have typically been lower in the first and fourth quarters of the fiscal year and higher in the second and third quarters, which include the most active season for home improvement. See "Risk Factors--Seasonality and Quarterly Results."

MARKETING AND ADVERTISING

  The Company addresses its primary target customers through a mix of newspaper, direct mail, radio and television advertising. The primary advertising medium is newspaper advertisements, including both freestanding inserts and run-of-press ads. Television and radio advertising is used to reinforce the Company's image of providing superior customer service and a broad assortment of merchandise at competitive prices. Additionally, the Company participates in or hosts a variety of home shows, customer hospitality events and contractor product shows. The Company solicits vendor participation in many of its advertising programs.

MANAGEMENT INFORMATION SYSTEMS

  The Company uses a fully integrated management information system to monitor sales, track inventory and provide rapid feedback on the performance of its business. Each Company store operates point-of-sale terminals which capture information on each item sold via UPC scanning. Minicomputers at each store process and consolidate this information during the selling day and transmit it each night to the Company's information center via satellite, where it is processed daily to support merchandising, inventory replenishment and promotional decisions.

  The Company introduced scanning to the home improvement industry and is a leader in implementing electronic data interchange ("EDI"). EDI permits both the Company and its vendors to save money and reduce errors by electronically transmitting advance shipment notices and purchase order and invoicing information. The Company now uses EDI with more than 1,200 vendors and continues to expand its use of this technology.

COMPETITION

  The Company competes with other home improvement warehouse stores and a wide range of businesses engaged in the wholesale or retail sale of home improvement and building supply merchandise, including home centers, hardware stores, lumber yards and discount stores. The Company believes the major competitive factors in the markets in which it competes are customer service, product selection, location, price and name recognition. The Company believes that its improved level of customer service, the value offered by its competitive prices and the one-stop shopping available through its full range of home improvement products give it an advantage over many of its traditional home center competitors. The major competitor in the Company's market areas that also uses the warehouse store format is The Home Depot, Inc., which has significantly greater financial and marketing resources than the Company. Approximately 85% of the Company's stores compete with Home Depot units. The Company also competes with Builders Square Inc. and a number of smaller regional operators such as Eagle Hardware & Garden, Inc. and Orchard Supply & Hardware (a division of Sears). Approximately 95% of the Company's stores have at least one home improvement warehouse retailer in their trading areas within an average distance of approximately three miles. See "Risk Factors-- Competition."

EMPLOYEES

  As of November 22, 1997, the Company had approximately 9,000 employees, of whom approximately 3,000 were considered part-time employees (persons who work less than 33 hours per week). Approximately 500 employees were employed in divisional management and office support functions; the balance worked in the Company's stores. None of the Company's employees are represented by a union. The Company considers its relations with its employees to be excellent.

PROPERTIES

  The Company operated 83 stores as of January 5, 1998 (not including the two stores the closure of which was announced on January 5, 1998), of which 65 are leased under long-term leases and 18 are owned. The unexpired terms of the leases range from approximately four years to 20 years, and average approximately 13 years. The Company has options to renew all of its leases for periods that range from approximately five to 25 years and average approximately 18 years. These leases require fixed monthly rental payments which are subject to various adjustments. In addition, certain leases require payment of a percentage of the store's gross sales in excess of certain amounts. The Company also remains obligated under leases for three additional stores that have been closed. Most leases require that the Company pay all property taxes, insurance, utilities and other operating costs of the store.

  The following table sets forth the number and location of the Company's stores:

                                                    NUMBER OF
              STATE                                  STORES
           -----------                              ---------
           California..............................     47
           Washington..............................      8
           Colorado................................      7
           Arizona.................................      5
           Oregon..................................      4
           Nevada..................................      3
           New Mexico..............................      3
           Utah....................................      3
           Texas...................................      2
           Idaho...................................      1
                                                       ---
             Total.................................     83
                                                       ===

  The average size of the Company's 83 stores in operation at January 5, 1998 was approximately 102,000 square feet. Most of the Company's stores also utilize outside selling space for nursery and garden centers. The Company's stores are located in both free-standing locations and local shopping centers. In some locations, a HomeBase store is combined with a membership warehouse club or other large store retailer in a shopping center known as a power center.

  Including space for parking, a typical new HomeBase store requires eight to ten acres of land. Construction and site development costs for a new HomeBase store average approximately $5.0 million, land acquisition costs generally range from $2.0 million to $6.0 million and the initial capital investment for fixtures and equipment averages approximately $1.7 million. In addition to capital expenditures, each new store requires an investment of approximately $2.8 million for inventory (net of accounts payable) and pre-opening expenses.

  The Company's home office in Irvine, California occupies 164,000 square feet under a lease expiring July 24, 2004, with options to extend the lease through July 24, 2019. The Company's consolidation and distribution center in Rancho Cucamonga, California occupies 410,074 square feet under a lease expiring March 31, 1999, with options to extend the lease through March 31, 2009.

LEGAL PROCEEDINGS

  The Company is involved in various legal proceedings incident to the nature of its business. Although it is not possible to predict the outcome of these proceedings, or any claims against the Company related thereto, the Company believes that such proceedings will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the directors and executive officers of the Company as of December 29, 1997.

                                                                                  DIRECTOR TERM
          NAME           AGE              POSITION WITH THE COMPANY                  EXPIRES
------------------------ --- ---------------------------------------------------- -------------
Herbert J. Zarkin.......  59 Chairman of the Board                                    1998
Allan P. Sherman........  53 Director, President and Chief Executive Officer          1998
Thomas F. Gallagher.....  45 Executive Vice President, Store Operations                --
Scott Richards..........  39 Executive Vice President, Merchandising                   --
William B. Langsdorf....  41 Executive Vice President and Chief Financial Officer      --
John L. Price...........  47 Vice President, General Counsel and Secretary             --
John D. Barr............  50 Director                                                 1999
Lorne R. Waxlax.........  64 Director                                                 1999
Arthur F. Loewy.........  68 Director                                                 2000
Edward J. Weisberger....  55 Director                                                 2000

  Herbert J. Zarkin has been Chairman of the Board since July 1997 and a Director since May 1993. From May 1993 to July 1997 Mr. Zarkin served as President and Chief Executive Officer of the Company. From 1990 to May 1993 he served as President of the BJ's Division. From 1989 to May 1993 he served as Executive Vice President of the Company. Mr. Zarkin also serves as Chairman of the Board of Directors of BJI.

  Allan P. Sherman has been a Director, President and Chief Executive Officer of the Company since July 1997. From 1993 to 1997 he served as Executive Vice President of the Company and President of the HomeBase Division. From May 1993 to September 1993 he served as Executive Vice President of the Company and President of the BJ's Division. From 1991 to May 1993 he served as Senior Vice President and General Merchandise Manager--Non-Food of the BJ's Division.

  Thomas F. Gallagher has been Executive Vice President, Store Operations since July 1997. From 1996 to July 1997 he served as Executive Vice President, Store Operations of the HomeBase Division. From 1993 to 1996 he served as Vice President, Sales Operations of the BJ's Division. From 1991 to 1993 he served as Assistant Vice President, Regional Manager of the BJ's Division.

  Scott Richards has been Executive Vice President, Merchandising since July 1997. From 1996 to July 1997, he served as Executive Vice President, Merchandising of the HomeBase Division. From 1993 to 1996 he served as Vice President, Merchandising of the HomeBase Division. From 1991 to 1993 he served as a Buyer for the HomeBase Division.

  William B. Langsdorf has been Executive Vice President and Chief Financial Officer since July 1997. From 1993 to July 1997 he served as Senior Vice President, Finance of the HomeBase Division. From 1991 to 1993 he served as Assistant Vice President, Finance of the HomeBase Division.

  John L. Price has been Vice President, General Counsel and Secretary since July 1997. From 1995 to 1997 he served as Assistant General Counsel of 20th Century Industries. From 1991 to 1995 he was in private legal practice.

  John D. Barr has been a Director since July 1997. Since 1995 Mr. Barr has been a Director, President and Chief Operating Officer of Quaker State Corporation. From 1987 to 1995 he served as Senior Vice President of Ashland, Inc. and President of its subsidiary, The Valvoline Company.

  Lorne R. Waxlax has been a Director since January 1990 and served as Chairman of the Board from 1996 to July 1997. From 1985 to 1993, Mr. Waxlax served as an Executive Vice President of The Gillette Company. Mr. Waxlax is also a Director of BJI, Clean Harbors, Inc., Hon Industries, Inc., Quaker State Corporation and The Iams Company.

  Arthur F. Loewy has been a Director of the Company since February 1989. From 1982 to 1989 he served as Chief Financial Officer and Executive Vice President--Finance of Zayre Corp. Mr. Loewy also serves as a Director of The TJX Companies, Inc.

  Edward J. Weisberger has been a Director and Senior Vice President, Finance since July 1997. From 1994 to July 1997 he served as Senior Vice President and Chief Financial Officer of the Company. From April 1989 to September 1994 he served as Vice President--Finance of the Company. Mr. Weisberger is an employee of both BJI and the Company and a Director of BJI.

  In accordance with the Company's Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years and until their respective successors are duly elected and qualified. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires.

  Executive officers are elected by, and serve at the discretion of the Board of Directors. The Company has entered into employment agreements with certain of its executive officers. See "Management--Employment Agreements."

DIRECTOR COMPENSATION

   Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $1,250 for each Board meeting attended, $750 for each Committee meeting attended and $750 for certain telephone meetings. The Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

  Under the Company's 1995 Director Stock Option Plan (the "Director Plan") each new non-employee director receives an initial grant of options to purchase 3,000 shares of Common Stock and annual grants of options to purchase 1,500 shares of Common Stock thereafter. The exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is nontransferable except upon death, will expire 10 years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning
20 days prior to the consummation of a merger or consolidation (as described in the Director Plan), acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board has four committees: (i) Audit, (ii) Executive, (iii) Executive Compensation, and (iv) Finance.

  The Audit Committee reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Committee is authorized to act on behalf of the Board during intervals between meetings of the Company's Board of Directors. In addition, the Executive Committee has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill vacancies on the Board of Directors and considers nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

  The Executive Compensation Committee reviews salary policies and compensation of officers and other members of management, including incentive compensation plans for certain officers and other members of management. In addition, the Executive Compensation Committee has responsibility for matters of corporate governance other than recommendations to the Board of Directors of nominees to fill vacancies on the Board of Directors.

  The Finance Committee reviews with management and advises the Company's Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the annual and long-term compensation provided to Mr. Zarkin, who served as Chief Executive Officer until July 1997, to Mr. Sherman, the Company's current Chief Executive Officer, and the four other most highly compensated executive officers (collectively the "Named Executive Officers") who were serving as executive officers on January 25, 1997.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                 --------------------------- --------------------------------
                                                                    AWARDS          PAYOUTS
                                                     OTHER   --------------------- ----------    ALL
                                                    ANNUAL   RESTRICTED SECURITIES              OTHER
   NAME AND PRINCIPAL     FISCAL                    COMPEN-    STOCK    UNDERLYING    LTIP     COMPEN-
      POSITION(1)          YEAR   SALARY   BONUS   SATION(2) AWARDS(3)  OPTIONS(4) PAYOUTS(5) SATION(6)
------------------------  ------ -------- -------- --------- ---------- ---------- ---------- ---------
Herbert J. Zarkin.......   1996  $605,962 $199,361 $ 25,633   $    --    250,000    $360,640   $34,792
Chairman of the Board,     1995   570,000  171,285   24,112        --    100,000         --     33,000
 President and Chief       1994   552,692  442,154   23,380        --    100,000         --     31,969
 Executive Officer
Allan P. Sherman........   1996   451,346      --   237,562        --     82,976      83,190    27,019
President and Chief        1995   435,000   40,000  241,652        --    207,440         --     26,250
 Executive Officer         1994   422,885  189,420  296,133        --    269,672         --     25,644
Edward J. Weisberger....   1996   238,077   46,996   10,071        --     70,000     180,320    16,404
Senior Vice President,     1995   225,000   40,567    9,518        --     40,000         --     15,750
 Finance and Chief         1994   197,847   86,777    8,369        --     40,000         --     14,392
 Financial Officer
Thomas F. Gallagher.....   1996   176,078   40,484  190,318    155,250    46,673      80,874    13,304
Executive Vice                    114,634   29,470    3,895        --        --          --     10,232
 President,                1995
 Store Operations          1994   106,558   40,152    3,621        --     16,595         --      9,191
Scott Richards..........   1996   167,923    2,709    6,610    129,375    50,822      24,957    12,562
Executive Vice
 President,                1995   130,539   11,122   21,927        --        --          --     11,027
 Merchandising             1994   121,577   40,871    4,870        --     29,042         --     10,125
William B. Langsdorf....   1996   155,558      --     6,218        --     16,595      27,730    12,076
Executive Vice President
 and                       1995   143,942    7,500   24,031        --        --          --     11,697
 Chief Financial Officer   1994   129,904   38,790    5,204        --     37,339         --     10,366

--------
(1) Mr. Zarkin is currently Chairman of the Board, and served as President and Chief Executive Officer of the Company until July 1997. Mr. Sherman has been President and Chief Executive Officer since July 1997. Mr. Weisberger is currently Senior Vice President, Finance, and served as Senior Vice President and Chief Financial Officer until July 1997. Mr. Langsdorf has been Executive Vice President and Chief Financial Officer since July 1997.
(2) Includes for Mr. Sherman $130,344, $135,204 and $139,724 in fiscal 1996, fiscal 1995 and fiscal 1994, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $80,671, $80,797 and $60,374 in fiscal 1996, fiscal 1995 and fiscal 1994, respectively, for reimbursement of tax liabilities related to that loan and certain items under "All Other Compensation." Includes for Mr. Gallagher $102,141 in fiscal 1996 for relocation costs and $74,727 for reimbursement of tax liabilities related to those costs and certain items under "All Other Compensation." Includes for Messrs. Zarkin, Richards, Langsdorf and Weisberger in fiscal 1996, fiscal 1995 and fiscal 1994 and for Mr. Gallagher in fiscal 1995 and fiscal 1994 the reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.

(3) Restricted stock awards were issued at no cost to Mr. Gallagher and Mr. Richards in 1996. The dollar value of these awards is based on the closing market price of the Company's Common Stock on the date of grant. Thirty-three and one-third percent of the shares granted to Mr. Gallagher vest in each of June 1998, June 1999 and June 2000. Forty percent of the shares granted to Mr. Richards vested in June 1997, with 20% vesting in each of June 1998, 1999 and 2000. Vesting is contingent upon continued employment on the vesting dates. The dollar values of restricted stock holdings based on the fair market value of the Company's Common Stock on January 25, 1997 were as follows: Mr. Zarkin, $46,489; Mr. Sherman, $144,752; Mr. Weisberger, $23,081; Mr. Gallagher, $175,272; Mr. Richards, $148,513; and Mr. Langsdorf, $12,263. In the event of a change of control (as defined), each person's restricted shares would become unrestricted. Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(4) Reflects the grant of options to purchase Common Stock. Number of shares are as adjusted as a consequence of the Distribution. The Company has never granted stock appreciation rights.

(5) Payouts for fiscal 1996 represent 50% of the Company's Growth Incentive Plan award earned by the named person for the three-year performance period ended January 25, 1997. The remaining 50% of the award is payable in April 1998, contingent on employment continuing through March 31, 1998.

(6) For fiscal 1996, represents the Company's contributions under its 401(k) Savings Plan for Salaried Employees and the Company's Executive Retirement Plan (see "--Incentive and Other Plans--Executive Retirement Plan") as presented below:

                                                                 1996 COMPANY
                                                                CONTRIBUTIONS
                                                              ------------------
                                                              401(K)  EXECUTIVE
                                                              SAVINGS RETIREMENT
        NAME                                                   PLAN      PLAN
   --------------                                             ------- ----------
   Herbert J. Zarkin......................................... $4,494   $30,298
   Allan P. Sherman..........................................  4,500    22,519
   Edward J. Weisberger......................................  4,500    11,904
   Thomas F. Gallagher.......................................  4,500     8,804
   Scott Richards............................................  4,312     8,250
   William B. Langsdorf......................................  4,314     7,762

STOCK OPTION GRANTS

  The following table sets forth the stock option grants made by the Company to the Named Executive Officers during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                           NUMBER    PERCENT OF                                   POTENTIAL REALIZABLE
                             OF     TOTAL OPTIONS                             VALUE AT ASSUMED ANNUAL RATES
                         SECURITIES  GRANTED TO                              OF STOCK PRICE APPRECIATION FOR
                         UNDERLYING   EMPLOYEES     EXERCISE OR                      OPTION TERM(1)
                          OPTIONS     IN FISCAL     BASE PRICE    EXPIRATION -------------------------------
          NAME           GRANTED(2)     YEAR      PER SHARE(2)(3)    DATE     0%(4)      5%         10%
------------------------ ---------- ------------- --------------- ---------- ------------------ ------------
Herbert J. Zarkin.......   40,000        1.8%         $4.310       4/11/06   $   --    $108,421   $  274,761
                          210,000        9.3           3.985       9/19/06       --     526,290    1,333,723
Allan P. Sherman........   82,976        3.7           5.970       4/11/06       --     311,533      789,487
Edward J. Weisberger....   20,000        0.9           4.310       4/11/06       --      54,211      137,381
                           50,000        2.2           3.985       9/19/06       --     125,307      317,553
Thomas F. Gallagher.....    9,334        0.4           5.970       4/11/06       --      35,045       88,810
                           37,339        1.6           6.240       6/11/06       --     146,530      371,335
Scott Richards..........    9,334        0.4           5.970       4/11/06       --      35,045       88,810
                           41,488        1.8           5.520       9/19/06       --     144,025      364,989
William B. Langsdorf....   16,595        0.7           5.970       4/11/06       --      62,306      157,895

--------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the Commission and are not intended to forecast possible future stock price appreciation, if any.
(2) Number of shares and exercise prices are as adjusted as a consequence of the Distribution.
(3) All options granted in fiscal 1996 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant, as adjusted as a consequence of the Distribution and expire ten years from the date of grant. The options vest in equal annual installments over four years except for those granted on September 19, 1996 to Mr. Zarkin and Mr. Weisberger, which vest in equal annual installments over three years. All options vest upon a change of control (as defined).
(4) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

AGGREGATED OPTION EXERCISES AND VALUATION

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1996 by the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            NUMBER OF                  AT FISCAL YEAR-END (1)    AT FISCAL YEAR-END (3)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
          NAME           ON EXERCISE (1) REALIZED (2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ --------------- ------------ ----------- ------------- ----------- -------------
Herbert J. Zarkin.......        --         $    --      265,000      335,000    $2,950,313   $1,949,688
Allan P. Sherman........     78,827         215,688     449,108      281,081     1,140,844      546,594
Edward J. Weisberger....        500           6,688      72,000       95,500       754,250      508,563
Thomas F. Gallagher.....     12,239          33,038         --        77,686           --        65,184
Scott Richards..........     12,322          31,185      19,914       75,375        49,350      104,581
William B. Langsdorf....     19,707          56,031      31,323       52,690        84,459       99,447

--------
(1) Number of shares are as adjusted as a consequence of the Distribution.
(2) Based on the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.
(3) Based on the fair market value of the Company's Common Stock on January 25, 1997, less the option exercise price.

LONG-TERM INCENTIVE AWARDS

  The following table sets forth information related to long-term incentive awards granted to the Named Executive Officers during fiscal 1996 pursuant to the Company's Growth Incentive Plan:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                             NUMBER        PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS UNDER
                           OF SHARES,    OTHER PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                            UNITS OR         MATURATION     -----------------------------------
      NAME               OTHER RIGHTS(1)     OR PAYOUT       THRESHOLD    TARGET     MAXIMUM
      ----               --------------- ------------------ -----------  -------- -------------
Herbert J. Zarkin.......    10 Units      FYE 1/97 - 1/99      $129,600       $0     $1,710,000
Allan P. Sherman........    15 Units      FYE 1/97 - 1/99       194,400        0      1,305,000
Edward J. Weisberger ...     5 Units      FYE 1/97 - 1/99        64,800        0        675,000
Thomas F. Gallagher.....     8 Units      FYE 1/97 - 1/99       103,680        0        351,216
Scott Richards..........     8 Units      FYE 1/97 - 1/99       103,680        0        402,000
William B. Langsdorf....     5 Units      FYE 1/97 - 1/99        64,800        0        450,000

--------
(1) Number of Shares, Units or Other Rights are as adjusted as a consequence of the Distribution.

  Employees in high-level management positions in the Company, as selected by the Executive Compensation Committee, were awarded units under the Company's Growth Incentive Plan during fiscal 1996. Each unit has a value in dollars equal to a designated percentage of improvement in net income (for corporate executives) or divisional pre-tax income (for divisional executives) during the three-year fiscal period ending January 30, 1999 over base period income, as defined, for fiscal 1995. No payment will be made unless cumulative net or pre-tax income, as applicable, reflects at least 10% compounded growth over the base period amount. The "threshold" amounts in the table above would be earned upon achievement of 10% compounded growth in earnings. No participant may receive a cash award in excess of 300% of the participant's annualized base salary as of the beginning of the award period. This limit is reflected in the "maximum" amount column of the table above. The Growth Incentive Plan does not specify a target payout amount. Accordingly, pursuant to Commission rules, the target payout level in the table above assumes in each case that fiscal 1996's income level will be achieved in each of the three fiscal years during the award period. This assumption would result in no payout for each of the named executive officers because cumulative net or pre-tax income reflects less than 10% compounded growth over the base period amount. The dollar amounts in the table are not intended to forecast future payments, if any, under the Growth Incentive Plan.

  One-half of the cash award earned under the Growth Incentive Plan for the three-year award period ending January 30, 1999 will be paid in April 1999 to participants employed through January 30, 1999. The remaining one-half of the award will be paid in April 2000, contingent upon employment continuing through March 31, 2000.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Zarkin, Sherman, Gallagher, Richards, Langsdorf and Weisberger. Pursuant to Mr. Zarkin's employment agreement, Mr. Zarkin is employed as Chairman of the Board of Directors of the Company. Mr. Zarkin receives a minimum annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin generally must devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as a result of his failure to be reelected to the office of Chairman of the Board of Directors and a member of the Executive Committee, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payments under the Company's Management Incentive Plan (the "MIP") for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment (if not already paid), and a pro rated MIP award for the year of termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will become fully vested. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at BJI), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment. Mr. Zarkin entered into a substantially similar employment agreement with BJI, providing for salary and other compensation equivalent to that payable by the Company.

  Under the Company's employment agreement with Mr. Sherman, Mr. Sherman is employed as the President and Chief Executive Officer of the Company and receives a minimum annual base salary of $520,000. Mr. Sherman also participates in specified incentive and other benefit plans. In addition, in connection with his election as President of the HomeBase Division in 1993, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994, 1995 and 1996. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. The Company is entitled to terminate Mr. Sherman's employment at any time with or without cause (as defined). If Mr. Sherman's employment terminates by reason of death, disability or termination by the Company other than for cause, the Company is required to pay certain cash compensation amounts, to continue payment of Mr. Sherman's base salary and certain benefits for 52 weeks after termination at the rate in effect upon termination, and to extend the term of Mr. Sherman's relocation loan, including the provisions for debt forgiveness. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

  The Company has entered into an employment agreement with each of Messrs. Gallagher, Richards and Langsdorf under which each serves as an executive officer of the Company, receives a minimum annual base salary of $220,000, $220,000 and $190,000, respectively, and participates in specified incentive and other benefit plans. If employment terminates by reason of termination by the Company other than for cause, each such executive officer will be entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments will be subject to reduction after three months for compensation from other employment, and the continuing benefits will be subject to reduction at any time for comparable benefits received from other employment.

  Pursuant to Mr. Weisberger's employment agreement, Mr. Weisberger is employed as the Senior Vice President, Finance of the Company. Mr. Weisberger receives a minimum annual base salary of $150,000 and participates in specified incentive and other benefit plans. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If Mr. Weisberger's employment is terminated by the Company, other than for cause, Mr. Weisberger is entitled to certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination (but not beyond July 29, 2000) at a rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Weisberger from other employment (other than employment at BJI), and the continuing benefits are subject to reduction at any time for comparable benefits received from other employment.

  In the event of a change of control followed by termination of employment as described below under "--Change of Control Severance Benefits," each of the executive officers with an employment agreement with the Company, as well as Mr. Weisberger, would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

CHANGE OF CONTROL SEVERANCE BENEFITS

  The Company provides change of control severance benefits, under separate change of control agreements, to each of the Company's executive officers with an employment agreement, as well as to Mr. Weisberger. Under such agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated payment of the Company MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive a lump-sum amount equal to two times the executive's annual base salary plus one times the executive's MIP target award. For up to two years following termination the Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective.

INDEMNIFICATION AGREEMENTS

  The Company entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director or officer of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of December 29, 1997, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                         PERCENT OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL    SHARES OF COMMON STOCK SHARES OF COMMON STOCK
OWNER                             BENEFICIALLY OWNED(1)  BENEFICIALLY OWNED(1)
------------------------------    ---------------------- ----------------------
David J. Greene and Company.....        5,124,555(2)              13.6%
 599 Lexington Avenue
 New York, NY 10022
First Pacific Advisors, Inc.....        4,186,414(3)              11.1%
 11400 West Olympic Boulevard,
  Suite 1200
 Los Angeles, CA 90064
Franklin Resources, Inc. et al.
 ...............................        3,951,300(4)              10.5%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94404
The Prudential Insurance Company
 of America.....................        3,105,160(5)               8.3%
 751 Broad Street
 Newark, NJ 01102
Morgan Stanley Group, Inc.......        1,811,495(6)               4.8%
 1585 Broadway
 New York, NY 10036
Arthur F. Loewy.................            9,711(7)                 *
Lorne R. Waxlax.................            9,500                    *
Herbert J. Zarkin...............          466,082                  1.2%
Allan P. Sherman................          456,272                  1.2%
Edward J. Weisberger............          118,887                    *
John D. Barr....................              --                     *
Thomas F. Gallagher.............           28,678                    *
Scott Richards..................           27,639                    *
William B. Langsdorf............           23,733                    *
John L. Price...................              --                     *
All Directors and Executive
 Officers as a Group
(10 persons)....................        1,140,502                  3.0%

--------
*   Indicates less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on December 29, 1997 or within 60 days thereafter: Mr. Loewy, 2,075 shares; Mr. Waxlax, 2,500 shares; Mr. Zarkin, 403,400 shares; Mr. Sherman, 389,447 shares; Mr. Weisberger, 103,170 shares; Mr. Richards, 10,372 shares;
    Mr. Langsdorf, 6,742 shares; all Directors and Executive Officers as a group, 917,706 shares.

(2) Information is as of September 8, 1997 and is based on a Schedule 13G filed with the Commission by David J. Greene and Company. David J. Greene and Company reported that it has sole power to vote 399,200 shares and shared power to vote 2,971,200 shares and has sole dispositive power with respect to 399,200 shares and shared dispositive power with respect to 4,725,355 shares.

(3) Information is as of December 9, 1997 and is based on a Schedule 13G filed with the Commission by First Pacific Advisors, Inc. First Pacific Advisors, Inc. reported that they have shared power to vote 1,406,998 shares and shared dispositive power with respect to 4,186,414 shares.

(4) Information is as of October 8, 1997 and is based on a Schedule 13G filed with the Commission by Franklin Resources, Inc., et al. Franklin Resources, Inc., et al. reported that (i) they have sole power to vote or to direct the voting of 3,715,300 shares and Templeton Investment Counsel, Inc. has sole power to vote or direct the voting of 236,000 shares; and (ii) they have sole dispositive power with respect to 3,715,300 shares and Templeton Investment Counsel, Inc. has sole dispositive power with respect to 236,000 shares.

(5) As of September 30, 1997 based on information provided to the Company by The Prudential Insurance Company of America ("Prudential Insurance"). Prudential Insurance reported that it has sole power to vote 224,400 shares and shared power to vote 2,880,760 shares and has sole dispositive power with respect to 224,400 shares and shared dispositive power with respect to 2,880,760 shares.

(6) Information is as of December 31, 1996 and is based on a Schedule 13G filed with the Commission by Morgan Stanley Group Inc. ("Morgan Stanley"). Morgan Stanley reported that it has shared voting power with respect to 1,708,895 shares and shared dispositive power with respect to 1,811,495 shares. Morgan Stanley has not filed an amendment to the Schedule 13G from which the foregoing share ownership information was derived.

(7) Excludes 413 shares beneficially owned by or for the benefit of the spouse of Arthur F. Loewy, as to which Mr. Loewy disclaims beneficial ownership.

         RELATIONSHIP BETWEEN BJI AND HOMEBASE AFTER THE DISTRIBUTION;
                             CONFLICTS OF INTEREST

  In connection with the Distribution, BJI and the Company entered into a series of agreements, as described below. Although the following summaries of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, the forms of which previously have been filed with the Commission and are incorporated herein by reference.

  DISTRIBUTION AGREEMENT

  BJI and the Company entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the principal corporate transactions required to effect the Distribution, (ii) the division between BJI and the Company of certain assets and liabilities and
(iii) the execution and delivery of the Services Agreement, the Employee Benefits Agreement and the Tax Sharing Agreement, each of which, as described below, governs certain aspects of the relationship between BJI and the Company following the Distribution.

  The Distribution Agreement provided for, among other things, (i) the transfer by the Company to BJI of all of the assets of the BJ's Division, including the stock of subsidiaries which held assets of the BJ's Division, and the assets associated with the Company's corporate headquarters in Massachusetts, (ii) BJI's assumption of the leases and other liabilities of the BJ's Division and 75% of the amount of all bank indebtedness of the Company existing as of the date of the Distribution, and (iii) the issuance by BJI to the Company of the common stock of BJI to be distributed in the Distribution.

  Under the Distribution Agreement, except as provided in the Employee Benefits Agreement or the Tax Sharing Agreement, the Company agreed to indemnify BJI for liabilities relating to the Company's business. Similarly, BJI agreed to indemnify the Company for liabilities pertaining to BJI's business. The Distribution Agreement also requires BJI and the Company to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that the Company will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of the Company prior to the Distribution. BJI also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred by them in connection with the approval of the Distribution Agreement.

  LEASES

  Upon the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the warehouse club business. While the Company will continue to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities.

  In connection with the spin-off of the Company by The TJX Companies, Inc. ("TJX") in 1989, the Company and TJX entered into an agreement (the "1989 Agreement") pursuant to which the Company must indemnify TJX against any liabilities that TJX might incur with respect to 45 current Company real estate leases as to which TJX is either a lessee or guarantor. On April 10, 1997, TJX filed a complaint against the Company in the Superior Court for Middlesex County, Massachusetts, alleging, among other things, that BJI is required under the terms of the 1989 Agreement to assume the Company's indemnification obligations under the 1989 Agreement. On April 18, 1997, in exchange for mutual releases, TJX and the Company settled such litigation by agreeing that BJI would assume a portion of the Company's obligations under the 1989 Agreement. Specifically, under the settlement agreements, BJI agreed that for approximately five years after the Distribution it will indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur with respect to the Company leases and thereafter it will indemnify TJX for 50% of such liabilities. In addition, the Company has agreed that after the Distribution, the Company will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless the applicable lessor agrees to remove TJX as a lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of Company leases similar to those contained in the agreement between the Company and TJX. BJI may not renew any of its real estate leases (other than ground leases) for which the Company may be liable during any period during which BJI does not meet certain standards of creditworthiness.

  SERVICES AGREEMENT

  BJI and the Company entered into a Services Agreement (the "Services Agreement") pursuant to which BJI provides certain tax administration services with respect to the Company's tax year ending January 31, 1998. In addition, to the extent requested by the Company, BJI provides risk management, legal, investor relations and treasury services to the Company for a period of up to twelve months following the Distribution. The Services Agreement provides that the Company will pay BJI a fixed fee of $72,000 for tax administration services through November 22, 1997, and that tax services (after November 22, 1997), risk management, legal, investor relations and treasury services requested by the Company to be provided by BJI will be billed on an hourly basis at 2.5 times the providing employee's hourly rate. BJI and the Company believe that such rates are as favorable as could have been obtained from disinterested third parties. If a dispute arises between the parties under the Services Agreement that cannot be resolved, it will be submitted to arbitration.

  EMPLOYEE BENEFITS AGREEMENT

  The Company and BJI entered into an Employee Benefits Agreement (the "Employee Benefits Agreement") which contains a number of provisions pertaining to employee benefit plan matters. BJI agreed to establish employee benefit plans substantially similar to the employee benefit plans currently maintained by the Company and to assume or retain under the applicable BJI Plan with respect to each BJI employee or former employee of the BJ's Division all liabilities under the corresponding Company plan accrued for the period ending on the date on which the employee's employment is transferred to BJI or its affiliates (or the date of the former employee's termination of employment). In addition, the Employee Benefits Agreement provides that the Waban Inc. Retirement Plan will be terminated and, in connection with such termination, BJI will pay to the Company 75% of any amount contributed or to be contributed by the Company to the Waban Inc. Retirement Plan after the date of the Distribution in order for the Waban Inc. Retirement Plan to pay all accrued benefits.

  The Employee Benefits Agreement provides for appropriate asset transfers (and corresponding credit for service with Waban prior to the Distribution) from Waban's 401(k) Savings Plans and Executive Retirement Plan in respect of persons who became BJI employees. In addition, the Employee Benefits Agreement contains provisions for the issuance of replacement stock options and restricted stock by BJI to persons who became BJI employees on the Distribution Date, subject to such persons' surrender of their corresponding Waban awards. See "Management of BJI--Incentive and Other Plans."

  TAX SHARING AGREEMENT

  The Company and BJI entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods ending on or prior to the Distribution Date, and various related matters.

  PROCEDURES FOR ADDRESSING CONFLICTS

  As a result of the Distribution, BJI and the Company have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or have options or other rights to acquire) a significant number of shares of common stock in both companies. See "Risk Factors--Potential Conflicts of Interest." The Company has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by the Company which relate to BJI must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  TAX-FREE SPIN-OFF

  Prior to the Distribution, the Company received the Letter Ruling from the IRS to the effect that, for Federal income tax purposes, the Distribution would qualify as a spin-off under Section 355 of the Code, that would be tax free to the Company and the holders of the Company's Common Stock at the time of the Distribution. Certain future events not within the control of the Company could cause the Distribution not to qualify for tax-free treatment. See "Risk Factors--Consequences of Failure to Qualify as Tax Free Spin-off."

                             SENIOR BANK FACILITY

  The Company has entered into a Credit Agreement (the "Senior Bank Facility") with The First National Bank of Chicago (the "Agent") and certain lenders party thereto (the "Lenders") providing for a revolving credit facility in an amount not exceeding $90 million. The following description summarizes the principal terms of the Senior Bank Facility and is qualified in its entirety by reference to such agreement.

  Subject to the satisfaction of customary conditions and meeting certain borrowing base requirements, advances under the Senior Bank Facility may be made at any time prior to July 9, 2000 (the "Termination Date") to be used for working capital and general corporate purposes. Up to $40 million of the Senior Bank Facility will be available for letters of credit. The funds available to be advanced may not exceed the aggregate of 70% of the eligible accounts receivable of the Company and certain of its subsidiaries and 60% of the eligible inventory of the Company and certain of its subsidiaries, in each case as defined in the Senior Bank Facility and subject to certain reserves that may be established by the Agent. All amounts advanced under the Senior Bank Facility become due and payable on the Termination Date.

  All obligations of the Company under the Senior Bank Facility are secured by a first priority security interest in all accounts receivable and inventory of the Company and its subsidiaries and all of the capital stock of the Company's direct and indirect subsidiaries. The obligations of the Company under the Senior Bank Facility will be guaranteed by each of the Company's existing and future subsidiaries.

  At the Company's election, amounts advanced under the Senior Bank Facility will bear interest at (i) the Alternate Base Rate plus .20% or (ii) the Eurodollar Rate plus 1.45%. The foregoing margins are subject to reduction to specified amounts based on improvements in the Fixed Charge Coverage Ratio (as such term is defined in the Senior Bank Facility). The "Alternate Base Rate" is equal to the highest of (a) the Agent's corporate base rate, or (b) the federal funds rate plus 0.5%, in each case as in effect from time to time. The "Eurodollar Rate" is the rate offered by the Agent for eurodollar deposits for one, two, three or six months (as selected by the Company) in the interbank eurodollar market in the approximate amount of the Agent's share of the advance under the Senior Bank Facility. Interest payments on advances which bear interest based upon the Alternate Base Rate are due monthly in arrears, upon repayment and on the Termination Date, and interest payments on advances which bear interest based upon the Eurodollar Rate are due on the last day of each relevant interest period (or, if such period exceeds three months, quarterly after the first day of such period), upon repayment and on the Termination Date.

  The Company is required to repay and permanently reduce the Senior Bank Facility with 50% of the net proceeds of certain Senior Debt. The Senior Bank Facility contains extensive affirmative and negative covenants, including among others, covenants relating to leverage, tangible net worth and fixed charge coverage and certain limits on, among other things, the ability of the Company to incur indebtedness, make capital expenditures, create liens, engage in mergers and consolidations, make voluntary prepayments, repurchases or redemptions of subordinated indebtedness, make dividends or other restricted payments, make asset sales, make investments and acquisitions or engage in transactions with affiliates. The Senior Bank Facility also contains customary events of default, including upon a change of control.

                           DESCRIPTION OF THE NOTES

  The Notes were issued under an Indenture, dated as of November 10, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee"), copies of which are available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to HomeBase, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to sections of the Indenture.

GENERAL

  The Notes are unsecured subordinated obligations of the Company and will mature on November 1, 2004. The Notes bear interest at the rate per annum shown on the front cover of this Prospectus from November 17, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on May 1 and November 1 of each year, commencing on May 1, 1998.

  The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time on and after February 15, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased.

  The Notes are redeemable at the option of the Company under the circumstances and at the redemption prices set forth below under "--Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the Holders as described under "--Repurchase at Option of Holders Upon Change of Control."

  The Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM AND DENOMINATION

  Notes sold to QIBs in reliance upon Rule 144A were initially represented by one or more global Notes in fully registered form without interest coupons (collectively, the "Restricted Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

  Notes issued pursuant to Regulation S were initially represented by one or more global notes in fully registered form without interest coupons (collectively, the "Regulation S Global Note" and, together with the Restricted Global Note, the "Global Notes" or each individually, a "Global Note") registered in the name of a nominee of DTC and deposited with the Trustee, for the accounts of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL").

  Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

  Except in the limited circumstances described below under "--Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

  The Company initially appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Regulation S Global Note and the Restricted Global Note and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

  The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change of the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any registration, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change of the office through which any such agent will act, to be provided to holders of the Notes.

  The following description of the operations and procedures of DTC, Euroclear and CEDEL is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participating organizations (collectively, "participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Upon the issuance of the Regulation S Global Note and the Restricted Global Note, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of DTC participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

  As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.

  Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Regulation S Global Note in customer's securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

  Except as described above and under "Certificated Notes," owners of interests in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Transfers of beneficial interests in the Global Notes between participants will be effected in accordance with DTC's procedures and will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Transfers of beneficial interests in the Global Notes between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

  Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTIFICATED NOTES

  If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "--Global Notes," or, in the case of a Global Note held for an account of Euroclear or CEDEL, Euroclear or CEDEL (as the case may be) is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Regulation S Global Note or Restricted Global Note, as the case may be.

  The holder of a Note in non-global form may transfer such Note by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that any amendment to the Shelf Registration Statement covering the Notes and the Common Stock is declared effective by the Commission or as DTC, Euroclear or CEDEL may require.

REGISTRATION RIGHTS

  The holders of the Notes and the Common Stock issuable upon conversion thereof are entitled to the benefits of a Registration Rights Agreement, dated as of November 10, 1997, between the Company and the Initial Purchaser (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders from time to time of the Notes and the Common Stock issuable upon conversion thereof that it will, at its expense, use its best efforts to maintain this Shelf Registration Statement continuously effective under the Securities Act until the second annual anniversary of the date of the effectiveness of this Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement.

  If (i) on or prior to February 15, 1998, a Shelf Registration Statement has not been filed with the Commission, or (ii) on or prior to 180 days following the Settlement Date, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidation Damages") will accrue on the Notes from and including the day following such Registration Default to but excluding the day on which such Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date in respect of the Notes following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Notes to and including the 90th day following such Registration Default and at a rate per annum equal to one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective prior to the second annual anniversary of the initial effective date of the Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the Interest rate borne by the Notes shall increase by an additional one-half of one percent (0.50%) per annum on the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective to but excluding the day on which the Shelf Registration Statement again becomes effective.

  A holder who elects to sell any Registrable Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to a holder making such election (including certain indemnification provisions).

CONVERSION RIGHTS

  The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after February 15, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 97.8713 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of approximately $10.2175 per share of Common Stock), subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note. See "--Optional Redemption."

  The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during, in each case, such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion, and the interest payable on such Interest Payment Date in respect of such Note shall be paid to the Holder of such Note as of the Regular Record Date. The interest payable on such Interest Payment Date with respect to any Note which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during the period referred to in the parenthetical in the immediately preceding sentence, which Note is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. Interest payable in respect of any Note surrendered for conversion on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion.

  As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

  A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

  The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock,
(d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies),
(e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 10% of the Company's market capitalization (being the product of the then current market price (determined as provided in the Indenture) per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments.

  In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

  The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interest of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change of Control.

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Federal Income Tax Considerations."

SUBORDINATION

  The payment of the principal of, premium, if any, and interest on (including any amounts payable upon the redemption or repurchase of the Notes permitted by the Indenture) the Notes are subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Debt of the Company. The Notes also are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of November 22, 1997, the Company had approximately $29.8 million of Senior Debt outstanding, and the Company's subsidiaries had approximately $0.5 million of indebtedness and other liabilities outstanding.

  Senior Debt is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company for money borrowed or evidenced by credit or loan agreement, bonds, debentures, notes or similar instruments, (b) all obligations of the Company evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (c) obligations of the Company as lessee under leases capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates or commodity prices,

(e) all reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (f) indebtedness of others of the kinds described in the preceding clauses (a), (b), (c), (d) and (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and other obligations of the Company in connection with, the indebtedness described in the preceding clauses
(a) through (f) whether or not there is any notice to or consent of the Holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect subsidiaries; and (ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not Senior Debt.

  No payment on account of principal, premium, if any, or interest on the Notes may be made if there shall have occurred (i) a default in the payment of the principal of, premium, if any, interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon the acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

  The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness or the ability of any subsidiary of the Company to incur any indebtedness or other liabilities.

OPTIONAL REDEMPTION

  The Notes may not be redeemed prior to November 1, 2000. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on November 1, of the following years:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           2000...................................   103.15%
           2001...................................   102.10
           2002...................................   101.05

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

  No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  If a Change of Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

  The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the last reported sale price of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions prior to the Repurchase Date as provided in the Indenture.

  Within 30 days after the occurrence of a Change of Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or Common Stock.

  A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

    (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

    (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and
  (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock; provided, however, that a Change of Control shall not be deemed to have occurred if the last reported sale price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (a) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (b) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

  The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the Repurchase Price for all the Notes as to which the purchase right is exercised. Further, any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "--Subordination." The Agreements relating to the Company's current Senior Debt would limit the Company's ability to repurchase the Notes. Failure by the Company to repurchase the Notes when required may result in an Event of Default with respect to the Notes (and with respect to Senior Debt) whether or not such repurchase is permitted by the subordination provisions. See "--Events of Default" and "Risk Factors--Repurchase of Notes at the Option of Holders Upon a Change of Control; Availability of Funds."

  Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

  The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person (other than a conveyance, sale, transfer or lease to a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into the Company or convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred sold or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel if required by the Indenture.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest (including Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to provide a Company Notice in the event of a Change of Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $5,000,000 is not paid at final maturity or the payment thereof is accelerated and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable (or, if there are amounts outstanding under the Senior Bank Facility, will become due and payable no earlier than five business days after notice to the Agent thereunder, if such Event of Default remains continuing). If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and

(subject to the Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable (or, if there are amounts outstanding under the Senior Bank Facility, will become due and payable no earlier than five business days after notice to the Agent thereunder, if such Event of Default remains continuing). If an Event of Default specified in subsection
(f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

  At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

  No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such
Note in accordance with the Indenture.

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

  The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

  Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of any Liquidated Damages or the Repurchase Price in respect of such Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a Resolution or the quorum required at any meeting of Holders of Notes at which a Resolution is adopted, or (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a Resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of quorum, 25% of such aggregate principal amount.

  The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants.

TRANSFER, EXCHANGE AND WITHDRAWAL

  The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any Change of the office through which any security registrar or any transfer agent acts.

  In the event of a redemption of the Notes for any of the reasons set forth below under "--Redemption," the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Registered Note, or portion thereof, called for redemption.

PURCHASE AND CANCELLATION

  The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

  All Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all canceled Notes and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Notes the form of each canceled Note so destroyed.

TITLE

  The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

  Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be.

  Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

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

REPLACEMENT OF NOTES

  Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

  The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

SATISFACTION AND DISCHARGE

  The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or (c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

  The Indenture and the Notes are governed by and are to be construed in accordance with the laws of the State of New York.

THE TRUSTEE

  In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

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                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The Company's authorized capital stock consists of 200 million shares of capital stock, of which 190 million shares are designated as Common Stock, and ten million shares are designated as preferred stock, $.01 par value per share (the "Preferred Stock"). The Common Stock is listed on the New York Stock Exchange under the symbol "HBI."

COMMON STOCK

  The Company is authorized to issue 190 million shares of Common Stock. As of December 29, 1997 approximately 37.6 million shares of Common Stock were issued and outstanding. Subject to the rights of holders of Preferred Stock and any other senior class of stock, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the board of directors. Holders of Common Stock are entitled to one vote per share on every question submitted to them at a meeting of stockholders or otherwise. In the event of a liquidation, dissolution or winding up and distribution of the assets of the Company, after paying or setting aside for the holders of Preferred Stock and any other senior class of stock the full preferential amounts to which they are entitled, and subject to the rights of any series of Preferred Stock to participate pro rata with the Common Stock with respect to distributions, the holders of Common Stock are entitled to receive pro rata all of the remaining assets of the Company available for distribution to stockholders. There are no pre-emptive rights with respect to Common Stock. The shares of Common Stock are not liable for further calls or assessments.

PREFERRED STOCK

  The Company is authorized to issue up to ten million shares of Preferred Stock without further stockholder approval (except as may be required by applicable stock exchange rules). Accordingly, the Board of Directors is authorized to determine, without any further action by the holders of Common Stock, the dividend rights, dividend rate, conversion or exchange rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of any series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. No shares of Preferred Stock are outstanding. One hundred thousand shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of Preferred Stock Purchase Rights attached to each share of Common Stock. Should the board of directors elect to exercise its authority to issue any additional series of Preferred Stock, the rights, preferences and privileges of holders of Common Stock would be made subject to the rights, preferences and privileges of such additional series.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS

  The internal affairs of the Company are governed by, among other things, the laws of the State of Delaware, the Company's Certificate of Incorporation (the "Certificate") and the Company's By-laws (the "By-laws"). The Certificate contains several provisions that may impede the acquisition of control of the Company by means of a tender offer, proxy fight or other means. The By-laws also contains provisions that could have an anti-takeover effect. Set forth below is a description of such provisions in the Certificate and the By-laws, and of certain related provisions of Delaware law.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate and By-laws provide for the Company's Board of Directors (the "Board") to be divided into three classes of directors serving staggered three-year terms. The classified board would significantly extend the time required to effect any change in control of the Board and may tend to discourage any hostile takeover bid for the Company. Because only a minority of the directors will be elected at each annual meeting, it would normally take at least two annual meetings for holders of even a significant majority of the Company's voting stock to effect a change in the composition of a majority of the Board, absent approval of the Board.

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

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The By-laws provide that the number of directors will be determined by the majority of the entire Board. This power could be used to prevent a stockholder from obtaining majority representation on the Board. The Certificate provides that directors may be removed only for cause and only by a vote of at least 67% of the outstanding shares of Common Stock.

  The By-laws provide that vacancies on the Board may only be filled by the majority vote of the remaining directors and not by the stockholders, except in the case of newly created directorships. This provision may have the effect in practice of limiting the power to fill vacancies only to the Board because the By-laws do not permit stockholders to call a special meeting. See "-- Special Meetings; Stockholder Action by Written Consent" below.

  These removal and vacancy provisions of the Certificate and the By-laws may preclude the holder of a majority of the Common Stock from removing incumbent directors, or otherwise taking advantage of vacancies on the Board, and simultaneously gaining control of the Board by filling such resulting vacancies with its own nominees.

SPECIAL MEETINGS; STOCKHOLDER ACTION BY WRITTEN CONSENT

  The By-laws provide that special meetings of stockholders may be called only by the President or the Chairman of the Board or by vote of a majority of the entire Board. This provision precludes independent stockholder action to call a special meeting of stockholders for consideration of any proposals, including proposals for certain takeovers or proposals to remove directors from office prior to the annual meeting of stockholders, unless such officers or the Board believe consideration of such proposals to be appropriate.

  The Certificate provides that all stockholder action must be effected at a duly called meeting (and not by a consent in writing). This provision gives all of the stockholders of the Company an opportunity to participate in determining the appropriateness of any proposed action and prevents the holders of a majority of the voting stock from using the written consent procedure otherwise permitted by Delaware law to take action, including any attempt to gain control of the Company.

ADVANCE NOTICE PROVISION FOR STOCKHOLDER NOMINATIONS OF DIRECTORS AND OTHER STOCKHOLDER PROPOSALS

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder of the Company who is entitled to vote at the meeting who has given to the Secretary of the Company timely written notice of the stockholder's intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the Board of Directors, or who are nominated by a stockholder who has given timely notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as director of the Company.

CONSIDERATION OF NON-STOCKHOLDER CONSTITUENCIES

  The Certificate provides that in determining whether to take or to refrain from taking corporate action on any matter, the Board may take into account the interests of creditors, customers, employees and other constituencies of the Company and its subsidiaries, and the effect upon communities in which the Company and its subsidiaries do business in addition to any other considerations which the Board may lawfully take into account. These provisions emphasize the Board's authority to act to maintain and protect the Company as an enterprise.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND THE BY-LAWS

  Under Delaware law, the stockholders may adopt, amend or repeal the by-laws, and with the approval of the board of directors, the certificate of incorporation. If the certificate so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate provides for such actions to be taken by the Board, except as provided below. The Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of all outstanding shares of Common Stock, (i) to alter, amend, repeal or adopt certain provisions of the Certificate (including the provisions of the Certificate discussed above in this section and including the amendment provisions described in this sentence) or (ii) to amend, alter or repeal provisions of the By-laws (including the provisions of the By-laws described above in this section). These supermajority voting requirements will make it more difficult for stockholders to make changes designed to facilitate the exercise of control over the Company. In addition, these supermajority voting requirements enable the holders of a minority of the outstanding shares of Company Common Stock to prevent the holders of a majority or more from amending the above-described provisions of the Certificate or the By-laws. The supermajority vote requirements may be difficult to obtain, since the holders of at least 80% of all outstanding shares of Common Stock must be present or represented by proxy at any meeting at which any such amendment is proposed and must vote in favor of such amendment.

SHAREHOLDER RIGHTS PLAN

  In 1989, the Board authorized a Rights Agreement, pursuant to which one preferred stock purchase right (a "Right") was distributed together with and attached to each share of Common Stock. The Rights will expire on April 6, 1999, unless earlier redeemed or exchanged. Each Right will entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Company at an exercise price of $75, which may be adjusted from time to time by the Board. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock or commences a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock. If any person becomes the beneficial owner of 15% or more of the shares of Common Stock (an "Acquiring Person"), except pursuant to a Permitted Offer (as defined in the Rights Agreement), each Right not owned by such Acquiring Person will enable its holder to purchase that number of shares of the Common Stock which equals the exercise price of the right divided by one-half of the current market price of the Common Stock at the date of the occurrence of the event. In addition, if, after a person or group has become an Acquiring Person, the Company is involved in a merger or other business combination transaction in which it is not the surviving corporation or in connection with which the Common Stock is changed or exchanged (other than a merger which follows a Permitted Offer), or it sells or transfers 30% or more of its assets or earning power, each Right that has not previously been exercised or voided will entitle its holder to purchase that number of shares of Common Stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth business day following public announcement that a person or group has become an Acquiring Person.

  The Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Subject to the rights of holders of any shares of any Preferred Stock ranking prior and superior to the Series A Preferred Stock, each share of Series A Preferred Stock will be entitled to a preferential quarterly dividend payment of the greater of (a) $1.00 per share or (b) an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, and will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or receive dividends. The Rights are designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, and therefore may render an unsolicited takeover of the Company more difficult or less likely to occur. However, the Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at $.01 per Right prior to the tenth business day following public announcement that a person or group has become an Acquiring Person.

CERTAIN RELATED PROVISIONS OF DELAWARE LAW

  Under Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in a business combination (as defined in Section 203) with any Interested Stockholder (defined to include any person or group owning more than 15% of the corporation's outstanding voting stock) for a period of three years following the time such person or group became an Interested Stockholder. This prohibition does not apply if (i) prior to such time, the corporation's board of directors approved either the pertinent business combination or the transaction in which the Interested Stockholder became such, (ii) upon consummation of the transaction which resulted in such person or group first becoming an Interested Stockholder, such Interested Stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding, in the calculation of such 85% ownership level, shares owned by persons who are both officers and directors and shares owned by employee benefit plans under which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) subsequent to such time, the pertinent business combination is approved by the corporation's board of directors and holders of at least two-thirds of the corporation's voting stock not owned by the Interested Stockholder voting at an annual or special stockholders' meeting. Any such special stockholders' meeting could only be called in the manner described above under "--Special Meetings; Stockholder Action by Written Consents." In addition, subject to certain notice and related timing requirements, business combinations consisting of (x) mergers or consolidations requiring stockholder approval, (y) certain asset sales or related transactions and (z) tender or exchange offers for more than 50% of the corporation's voting stock are permitted where such business combination
(i) is with a person or group which either was not an Interested Stockholder during the preceding three years or which became such with the approval of the corporation's board of directors and (ii) is approved (or not opposed) by a majority of the disinterested directors (as defined in Section 203).

  The Company is subject to the provisions of Section 203. Any future election to opt out of Section 203 can be effected only by an amendment to the Certificate or the By-laws. Any such election would not be effective for a period of 12 months following the date of adoption of such amendment and would not apply to a business combination with any Interested Stockholder who became such prior to such date of adoption.

INDEMNIFICATION AND INSURANCE

  The Certificate provides that each person who was or is made a party to, or is involved in, any threatened, pending or completed action, suit, proceeding or claim by reason of the fact that he or she is or was a director or officer of the Company (or if such person is or was serving at the request of the Company as a director, officer, employee or agent for any other entity) shall be indemnified and held harmless by the Company, to the full extent authorized by Delaware law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. The rights to indemnification and the payment of expenses to be provided by the Certificate do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions.

  The Company has entered into indemnification agreements with each of its directors and officers. The Company is expected to maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents covered thereby against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware law, so long as such insurance is available at reasonable rates.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

  Consistent with applicable provisions of Delaware law, the Certificate limits a director's monetary liability to the Company or its stockholders for breach of fiduciary duty, except for situations entailing bad faith, intentional misconduct, a knowing violation of law, unlawful dividend payments or stock purchases or redemptions, acquisition of improper personal benefit or breach of duty of loyalty. As a result of inclusion of this provision, stockholders may be unable to recover monetary damages against directors for actions which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. Such exculpation provisions would not limit directors' liability for violation of the federal securities laws. Such provisions will not apply to officers who are not directors of the Company.

  TRANSFER AGENT. The Transfer Agent for the Company's Common Stock is The First Chicago Trust Company of New York.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income and estate tax considerations relevant to holders of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a) (31) of the Code.

PAYMENT OF INTEREST

  Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

  Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder. The tax rate applicable to such a capital gain will depend, among other things, upon the Holder's holding period for the Notes that are sold, exchanged or redeemed.

CONVERSION OF THE NOTES

  A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on the Notes at that time. A Holder also will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the Holder's tax basis in such fractional share. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

DIVIDENDS

  Dividends paid on the Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

  In general, a dividend distribution to a corporate Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock). A corporate Holder that owns 20% or more of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

SALE OF COMMON STOCK

  Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. The tax rate applicable to such capital gain will depend, among other things, upon the Holder's holding period for the Shares of Common Stock that are sold or exchanged. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes."

ADJUSTMENT OF CONVERSION PRICE

  Treasury Regulations promulgated under Section 305 of the Code would treat holders of the Notes as having received a constructive distribution from the Company in the event that the conversion ratio of the Notes were adjusted if
(i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Notes are convertible or exchangeable) of the holders of the Notes in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the Company's current or accumulated earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

  As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES AND COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

  Generally, payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

  Recently released Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Treasury Regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

  Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers IRS Form 4224 to the payor.

  Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

  A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "United States Foreign Investment in Real Property Tax Act" below).

CONVERSION OF THE NOTES

  In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

SALE OR EXCHANGE OF COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

DIVIDENDS

  Dividends paid (or deemed paid, as described above under "United States Holders--Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

  Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new Treasury Regulations are generally effective for payments made after December 31, 1998. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

DEATH OF A NON-UNITED STATES HOLDER

  A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

  Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption.

  Recently released Treasury Regulations make certain modifications to the withholding, backup withholding and information reporting rules described above. The new Treasury Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the new Treasury Regulations.

UNITED STATES FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

  Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non-United States Holder whose beneficial ownership of Common Stock or Notes exceeds 5% of the total fair market value of the Common Stock.

  An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.

  The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

  The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a nonregularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. The foregoing discussion assumes that the Notes constitute interests that are nonregularly traded interests convertible into a regularly traded class of interests. If the Notes were to become regularly traded, the regularly-traded exemption might not apply to Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Notes at any time during the five year period ending on the date of disposition of the Notes or other applicable determination date.

  Any investor that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

                            SELLING SECURITYHOLDERS

  The Notes were originally issued by the Company in a private placement on November 17, 1997 to Prudential Securities Incorporated (the "Initial Purchaser"). The Notes were resold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, in the United States to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

  The following table sets forth information, as of January 5, 1998, with respect to the Selling Securityholders and the respective principal amount of Notes and Common Stock beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. Such information has been obtained from the Selling Securityholders and the Trustee. The term "Selling Securityholders" includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

                                                                  COMMON STOCK
                           PRINCIPAL AMOUNT PRINCIPAL AMOUNT OF    OWNED PRIOR    COMMON STOCK
 SELLING SECURITYHOLDERS    OF NOTES OWNED  NOTES OFFERED HEREBY TO THE OFFERING OFFERED HEREBY
 -----------------------   ---------------- -------------------- --------------- --------------
 Allstate Insurance
  Company................    $ 1,500,000            --                  --            --
 American Home Assurance
  Company................      3,000,000            --                  --            --
 Argent Classic
  Convertible Arbitrage
  Fund L.P. .............      2,000,000            --                  --            --
 Bank of America Pension
  Plan...................      2,000,000            --                  --            --
 CFW-C, L.P. ............      2,500,000            --                  --            --
 Chrysler Corporation
  Master Retirement
  Trust..................      2,465,000            --                  --            --
 Commonwealth Life
  Insurance Comp.--Stock
  Trac (Teamsters I).....      2,000,000            --                  --            --
 Delta Air Lines Master
  Trust..................      1,995,000            --                  --            --
 Deutsche Morgan Grenfell
  Inc. ..................        350,000            --                   (1)          --
 FJH Absolute Return
  Fund, L.P. ............        400,000            --                  --            --
 Highbridge Capital
  Corporation............      7,000,000            --                  --            --
 Hughes Aircraft Company
  Master Retirement
  Trust..................      1,285,000            --                  --            --
 Husic Capital Management
  as a Discretionary
  Asset Manager for
  the Ameritech Pension
  Plan under an
  Investment Agreement
  dated December 22,
  1995...................      7,600,000            --                  --            --
 JMG Convertible
  Investments, L.P. .....        700,000            --                5,000           --
 KA Management Ltd. .....        855,000            --                  --            --
 KA Trading L.P. ........        645,000            --                  --            --
 LDG Limited.............        500,000            --                  --            --
 Mainstay Convertible
  Fund...................      2,300,000            --               74,146           --
 McMahan Securities Co.
  L.P. ..................        750,000            --                  --            --
 Minnesota Power & Light
  Co. ...................        500,000            --                  --            --
 Nationwide Select
  Advisors--First
  Pacific................         20,000            --                  --            --
 NatWest Securities
  Limited................     10,137,000            --                  --            --
 New York Life Separate
  Account #7.............        700,000            --                  --            --
 OCM Convertible Trust...      3,595,000            --                  --            --
 Orrington International
  Fund Ltd. .............        100,000            --                  --            --
 Orrington Investments
  Limited Partnership....        175,000            --                  --            --
 Paloma Securities
  L.L.C. ................      2,550,000            --                  --            --
 Partner Reinsurance
  Company Ltd. ..........        345,000            --                  --            --
 Prudential Securities,
  Inc. ..................      4,500,000            --                  --            --
 Shepherd Investments
  International Ltd. ....      8,388,000            --                  --            --
 Silverton International
  Fund Limited...........      1,700,000            --                  --            --
 State Employees
  Retirement Plan of the
  State of Delaware......        875,000            --                  --            --
 State of Connecticut
  Combined Investment
  Funds..................      3,150,000            --                  --            --
 Susquehanna Capital
  Group..................        500,000            --                  --            --

                                                                  COMMON STOCK
                           PRINCIPAL AMOUNT PRINCIPAL AMOUNT OF    OWNED PRIOR    COMMON STOCK
 SELLING SECURITYHOLDERS    OF NOTES OWNED  NOTES OFFERED HEREBY TO THE OFFERING OFFERED HEREBY
 -----------------------   ---------------- -------------------- --------------- --------------
 Swiss Bank Corporation--
  London Branch..........     1,500,000             --                  --             --
 The Northwestern Mutual
  Life Insurance Company.     4,000,000             --                   (2)           --
 TQA Arbitrage Fund,
  L.P. ..................       500,000             --                  --             --
 TQA Convertible
  Investments, L.P. .....     1,250,000             --                  --             --
 TQA Leverage Fund,
  L.P. ..................       925,000             --                  --             --
 TQA Vantage Fund, Ltd. .     1,250,000             --                  --             --
 TQA Vantage Plus, Ltd. .       400,000             --                  --             --
 Triton Capital
  Investments, Ltd. .....       625,000             --                5,000          5,000
 Vanguard Convertible
  Securities Fund, Inc. .     2,290,000             --                  --             --
 Wachovia Bank, NA,
  trustee for Southern
  Farm Bureau Life
  Insurance Co. First
  Pacific
  Advisors/Romich........       650,000             --                  --             --

--------
(1) Deutsche Morgan Grenfell Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in or options in the Company's securities and may also perform advisory services and/or lending or other credit relationships with the Company.

(2) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of the Company or its affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of the Company or its affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of the Company or its affiliates.

  Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares they presently hold, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Notes. See "Plan of Distribution."

  Only Selling Securityholders identified above who beneficially own the Notes set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement of which this Prospectus forms a part may sell such Notes pursuant to the Registration Statement. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

                             PLAN OF DISTRIBUTION

  The Notes were originally issued by the Company in a private placement. The Notes and Conversion Shares offered hereby may be sold from time to time by the Selling Securityholders in one or more transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and Conversion Shares may be sold directly or through broker-dealers, to whom Selling Securityholders may pay brokerage commissions and charges. The sale of Notes and Conversion Shares may be effected as follows: (a) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) in exchange distributions and/or secondary distributions;
(d) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions.

  Pursuant to the provisions of the Registration Rights Agreement between the Company and the Initial Purchaser, the Company will pay the costs and expenses incident to the registration and qualification of the Notes and Conversion Shares offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

  The Company reasonably believes that the holders of the Notes and/or Conversion Shares are qualified institutional buyers within the meaning of Rule 144A of the Securities Act or non-U.S. persons within the meaning of Regulation S under the Securities Act. Prior to any use of this Prospectus for the resale of the Notes and Conversion Shares, this Prospectus will be amended or supplemented to set forth the name of the Selling Securityholder, the amount of the Notes and/or the number of Conversion Shares beneficially owned by such Selling Securityholder, and the amount of the Notes and/or the number of Conversion Shares to be offered for resale by such Selling Securityholder. The supplemented or amended Prospectus will also disclose whether any Selling Securityholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended prospectus.

  The Selling Securityholders and any broker-dealer participating in the distribution of the Notes and Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Notes and Conversion Shares against certain liabilities, including liabilities under the Securities Act.

  There can be no assurance that the Selling Securityholders will sell any or all of the Notes and/or Conversion Shares offered by them hereunder.

  The resale of the Notes and/or Conversion Shares will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is listed on the NYSE under the symbol "HBI."

  The Company will not receive any of the proceeds from the resale of the Notes and/or Conversion Shares.

                                 LEGAL MATTERS

  The validity of the Notes and the Conversion Shares offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated balance sheets of the Company as of January 25, 1997 and January 27, 1996, and the consolidated statements of income, cash flows and stockholders' equity for the fiscal years ended January 25, 1997, January 27, 1996 and January 28, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Consolidated Statements of Income for the fiscal years ended January 25,
 1997, January 27, 1996 and January 28, 1995, and for the 39 weeks ended
 October 25, 1997 (unaudited) and October 26, 1996 (unaudited)........... F-3
Consolidated Balance Sheets as of January 25, 1997, January 27, 1996 and
 October 25, 1997 (unaudited)............................................ F-4
Consolidated Statements of Cash Flows for the fiscal years ended January
 25, 1997, January 27, 1996 and January 28, 1995, and for the 39 weeks ended October 25, 1997 (unaudited) and October 26, 1996 (unaudited)..... F-5
Consolidated Statements of Stockholders' Equity for the fiscal years ended January 25, 1997, January 27, 1996 and January 28, 1995, and for
 the 39 weeks ended October 25, 1997 (unaudited)......................... F-6
Notes to Consolidated Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of HomeBase, Inc.:

  We have audited the accompanying consolidated balance sheets of HomeBase, Inc. (formerly Waban Inc.) and subsidiaries as of January 25, 1997 and January 27, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomeBase, Inc. (formerly Waban Inc.) and subsidiaries as of January 25, 1997 and January 27, 1996 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 25, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
July 28, 1997 except as to the
 information presented in
 Notes 4 and 12, for which the
 date is October 28, 1997, and
 Note 14, for which the date
 is November 17, 1997.

                                 HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              39 WEEKS ENDED                 FISCAL YEAR ENDED
                          ------------------------  -----------------------------------
                          OCTOBER 25,  OCTOBER 26,  JANUARY 25, JANUARY 27, JANUARY 28,
                             1997         1996         1997        1996        1995
                          -----------  -----------  ----------- ----------- -----------
                          (UNAUDITED)  (UNAUDITED)
Net sales...............  $1,149,040   $1,142,923   $1,452,696  $1,448,776  $1,357,190
Cost of sales, including
 buying and occupancy
 costs..................     898,835      889,059    1,136,997   1,124,460   1,056,620
                          ----------   ----------   ----------  ----------  ----------
Gross profit............     250,205      253,864      315,699     324,316     300,570
Selling, general and
 administrative
 expenses...............     213,355      216,261      277,841     275,655     248,112
Store closures and other
 changes................      27,000          --           --          --          --
                          ----------   ----------   ----------  ----------  ----------
Operating income........       9,850       37,603       37,858      48,661      52,458
Interest on debt and
 capital leases (net)...       4,528        7,660       10,506       8,790       9,125
                          ----------   ----------   ----------  ----------  ----------
Income from continuing
 operations before
 income taxes and
 extraordinary loss.....       5,322       29,943       27,352      39,871      43,333
Provision for income
 taxes..................       2,121       11,843       11,005      15,386      16,395
                          ----------   ----------   ----------  ----------  ----------
Income from continuing
 operations before
 extraordinary loss.....       3,201       18,100       16,347      24,485      26,938
Income from discontinued
 operations, net of
 income tax of $16,496,
 $13,939, $38,661,
 $31,075, and $24,807 ..      20,575       33,053       60,313      48,492      38,052
                          ----------   ----------   ----------  ----------  ----------
Income before
 extraordinary loss.....      23,776       51,153       76,660      72,977      64,990
Extraordinary loss on
 early extinguishment of
 debt, net of income tax
 benefit of $5,896......      (8,663)         --           --          --          --
                          ----------   ----------   ----------  ----------  ----------
Net income..............  $   15,113   $   51,153   $   76,660  $   72,977  $   64,990
                          ==========   ==========   ==========  ==========  ==========
Net income per common
 share:
Primary earnings per
 share:
Income from continuing
 operations before
 extraordinary loss.....  $     0.09   $     0.55   $     0.49  $     0.74  $     0.81
Income from discontinued
 operations.............        0.57         0.99         1.82        1.46        1.14
                          ----------   ----------   ----------  ----------  ----------
Income before
 extraordinary loss.....        0.66         1.54         2.31        2.20        1.95
Extraordinary loss......       (0.24)         --           --          --          --
                          ----------   ----------   ----------  ----------  ----------
Net income..............  $     0.42   $     1.54   $     2.31  $     2.20  $     1.95
                          ==========   ==========   ==========  ==========  ==========
Fully diluted earnings
 per share:
Income from continuing
 operations before
 extraordinary loss.....  $     0.09   $     0.54   $     0.49  $     0.71  $     0.77
Income from discontinued
 operations.............        0.57         0.90         1.66        1.34        1.06
                          ----------   ----------   ----------  ----------  ----------
Income before
 extraordinary loss.....        0.66         1.44         2.15        2.05        1.83
Extraordinary loss......       (0.24)         --           --          --          --
                          ----------   ----------   ----------  ----------  ----------
Net income..............  $     0.42   $     1.44   $     2.15  $     2.05  $     1.83
                          ==========   ==========   ==========  ==========  ==========
Number of common shares
 for earnings per share
 computations:
  Primary...............      35,768       33,224       33,205      33,220      33,405
  Fully diluted.........      35,981       37,704       37,713      37,784      37,793

    The accompanying notes are an integral part of the financial statements.

                                 HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JANUARY     JANUARY
                                            OCTOBER 25,    25,         27,
                                               1997        1997        1996
                                            ----------- ----------  ----------
                                            (UNAUDITED)
                  ASSETS
                  ------
Current assets:
  Cash and cash equivalents................  $   3,714  $   16,896  $   33,606
  Marketable securities....................        --          --       20,339
  Accounts receivable, net of allowance for
   doubtful accounts of $725, $227 and $107
   at October 25, 1997, January 25, 1997
   and January 27, 1996....................     35,128      25,261      28,279
  Merchandise inventories..................    326,715     316,538     298,798
  Current deferred income taxes............     16,439       9,876      13,070
  Prepaid expenses and other current
   assets..................................      5,161       4,975       4,023
  Prepaid federal and state income taxes ..        --        8,768       1,331
  Net current assets of discontinued
   operations..............................        --       62,942      77,207
                                             ---------  ----------  ----------
    Total current assets...................    387,157     445,256     476,653
Property and equipment, net................    245,540     249,035     231,428
Property under capital leases, net.........      5,747       6,090       6,726
Property held for sale, net................        --          --        4,603
Deferred income taxes......................     14,574      11,300      15,474
Other assets...............................     10,092       4,632       4,798
Net noncurrent assets of discontinued
 operations................................        --      360,746     326,506
                                             ---------  ----------  ----------
    Total assets...........................  $ 663,110  $1,077,059  $1,066,188
                                             =========  ==========  ==========
                LIABILITIES
                -----------
Current liabilities:
  Accounts payable.........................  $ 136,580  $   84,903  $  106,848
  Restructuring reserve....................      4,775       2,799       7,175
  Accrued expenses and other current
   liabilities.............................     89,413      69,058      83,959
  Accrued federal and state income taxes...      2,578         --          --
  Current installments of long-term debt...         70      12,474      12,828
  Obligations under capital leases due
   within one year.........................        203         180         393
                                             ---------  ----------  ----------
    Total current liabilities..............    233,619     169,414     211,203
Long-term debt.............................      7,034     221,018     233,524
Obligations under capital leases, less
 portion due within one year...............      8,716       8,876       9,058
Noncurrent restructuring reserve...........      8,764      10,738      20,623
Other noncurrent liabilities...............     41,658      35,088      36,660
Commitments and contingencies
           STOCKHOLDERS' EQUITY
           --------------------
Common stock, par value $.01 authorized
 190,000,000 shares, issued 37,593,829,
 33,269,537 and 33,296,935 shares..........        376         333         333
Additional paid-in capital.................    373,231     329,719     328,619
Unrealized holding gains...................        --          --           22
Retained earnings (deficit)................    (10,288)    311,873     235,213
Treasury stock, at cost, 0, 528,596 and
 567,571 shares............................        --      (10,000)     (9,067)
                                             ---------  ----------  ----------
    Total stockholders' equity.............    363,319     631,925     555,120
                                             ---------  ----------  ----------
    Total liabilities and stockholders'
     equity................................  $ 663,110  $1,077,059  $1,066,188
                                             =========  ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                                 HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                              39 WEEKS ENDED                 FISCAL YEAR ENDED
                          ------------------------  -----------------------------------
                          OCTOBER 25,  OCTOBER 26,  JANUARY 25, JANUARY 27, JANUARY 28,
                             1997         1996         1997        1996        1995
                          -----------  -----------  ----------- ----------- -----------
                          (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income..............   $  15,113    $ 51,153     $ 76,660    $  72,977   $  64,990
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Net income from
   discontinued
   operations...........     (20,575)    (33,053)     (60,313)     (48,492)    (38,052)
  Depreciation and
   amortization.........      18,482      17,370       23,620       20,118      19,261
  Extraordinary loss....      14,559         --           --           --          --
  (Gain) loss on
   property disposals...          66         864        1,037          671       1,113
  Amortization of
   premium on marketable
   securities...........         --          120          122          752         388
  Other noncash items
   (net)................         213         210          375          643       1,298
  Deferred income taxes.      (9,837)      3,041        7,384        4,044      13,103
  Increase (decrease) in
   cash due to changes
   in:
   Accounts receivable..      (9,867)     (5,368)       3,018          394       9,454
   Merchandise
    inventories.........     (10,177)    (35,341)     (17,740)     (20,036)     15,031
   Prepaid expenses.....        (186)     (1,425)        (952)        (724)      1,614
   Other assets.........        (386)       (588)        (488)        (154)      1,159
   Accounts payable.....      51,677      24,862      (21,945)       7,210     (15,670)
   Restructuring
    reserves............        (253)    (13,883)     (14,591)     (14,460)    (25,769)
   Accrued expenses.....      21,270       4,182       (6,988)       5,188      11,611
   Accrued income taxes.      13,540       2,124       (5,315)      10,466     (11,825)
   Other noncurrent
    liabilities.........       6,569         883       (1,572)       6,358       6,432
                           ---------    --------     --------    ---------   ---------
  Net cash provided by
   (used in) operating
   activities of:
   Continuing
    operations..........      90,208      15,151      (17,688)      44,955      54,138
   Discontinued
    operations..........       1,559      24,675      111,851       57,543      77,269
                           ---------    --------     --------    ---------   ---------
  Net cash provided by
   operating activities.      91,767      39,826       94,163      102,498     131,407
                           ---------    --------     --------    ---------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of marketable
  securities............      (7,694)    (20,873)     (29,903)    (146,778)   (120,944)
 Sale of marketable
  securities............         --       37,927       46,957      131,632      37,303
 Maturity of marketable
  securities............         --        3,140        3,140       58,352      19,082
 Property additions.....     (15,336)    (42,253)     (48,393)     (73,300)    (37,198)
 Property disposals.....         416       4,423        4,438        8,461       9,632
                           ---------    --------     --------    ---------   ---------
 Net cash used in
  investing activities
  of:
  Continuing operations.     (22,614)    (17,636)     (23,761)     (21,633)    (92,125)
  Discontinued
   operations...........     (23,269)    (58,890)     (71,282)     (90,114)    (67,998)
                           ---------    --------     --------    ---------   ---------
 Net cash used in
  investing activities..     (45,883)    (76,526)     (95,043)    (111,747)   (160,123)
                           ---------    --------     --------    ---------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings of long-term
  debt..................         --       35,000          --           --      100,000
 Repayment of long-term
  debt..................    (130,728)    (12,813)     (12,828)     (12,763)    (15,374)
 Debt issuance costs....        (986)        --           --           --       (2,747)
 Repayment of capital
  lease obligations.....        (137)       (319)        (395)        (657)       (951)
 Purchase of treasury
  stock.................         --      (11,392)     (11,392)      (9,906)        --
 Proceeds from sale and
  issuance of common
  stock.................       5,850       8,678        9,016        2,044       1,297
 Cash paid to BJ's
  Wholesale Club, Inc.
  in spin-off...........      (5,000)        --           --           --          --
                           ---------    --------     --------    ---------   ---------
 Net cash provided by
  (used in) financing
  activities of:
  Continuing operations.    (131,001)     19,154      (15,599)     (21,282)     82,225
  Discontinued
   operations...........      71,935        (200)        (231)        (304)       (276)
                           ---------    --------     --------    ---------   ---------
 Net cash used in
  financing activities..     (59,066)     18,954      (15,830)     (21,586)     81,949
                           ---------    --------     --------    ---------   ---------
 Net increase (decrease)
  in cash and cash
  equivalents...........     (13,182)    (17,746)     (16,710)     (30,835)     53,233
 Cash and cash
  equivalents at
  beginning of year.....      16,896      33,606       33,606       64,441      11,208
                           ---------    --------     --------    ---------   ---------
 Cash and cash
  equivalents at end of
  period................   $   3,714    $ 15,860     $ 16,896    $  33,606   $  64,441
                           =========    ========     ========    =========   =========
Supplemental cash flow
 information:
 Interest paid
  (including
  discontinued
  operations)...........   $   9,251    $ 10,434     $ 21,229    $  21,038   $  18,280
 Income taxes paid
  (including
  discontinued
  operations)...........      29,729      37,179       45,937       37,222      29,723
Noncash financing and
 investing activities:
 Conversion of long-term
  debt to stock (net)...     107,061         --            32          --          --
 Tax benefit of employee
  stock options.........       2,194       1,964        2,122          953         221

    The accompanying notes are an integral part of the financial statements.

                                 HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                   UNREALIZED
                         COMMON STOCK   ADDITIONAL  HOLDING   RETAINED   TREASURY STOCK       TOTAL
                         --------------  PAID-IN     GAINS    EARNINGS   ---------------  STOCKHOLDERS'
                         SHARES     $    CAPITAL    (LOSSES)  (DEFICIT)  SHARES    $         EQUITY
                         -------- ----- ---------- ---------- ---------  ------ --------  -------------
Balance, January 29,
 1994...................  33,086   $331  $322,915     $--     $  97,246    --   $    --     $ 420,492
  Net income............     --     --        --       --        64,990    --        --        64,990
  Unrealized holding
   losses...............     --     --        --       (44)         --     --        --           (44)
  Exercise of stock
   options..............     119      1     1,296      --           --     --        --         1,297
  Income tax benefit of
   stock options........     --     --        221      --           --     --        --           221
  Issuance of restricted
   stock................       6    --        --       --           --     --        --           --
  Amortization of
   restricted stock
   grants...............     --     --      1,133      --           --     --        --         1,133
  Cancellation of
   restricted stock.....     (25)   --        --       --           --     --        --           --
                         -------  -----  --------     ----    ---------   ----  --------    ---------
Balance, January 28,
 1995...................  33,186    332   325,565      (44)     162,236    --        --       488,089
  Net income............     --     --        --       --        72,977    --        --        72,977
  Unrealized holding
   gains................     --     --        --        66          --     --        --            66
  Purchase of treasury
   stock................     --     --        --       --           --    (622)   (9,906)      (9,906)
  Exercise of stock
   options..............     126      1     1,204      --           --      54       839        2,044
  Income tax benefit of
   stock options........       3    --        955      --           --     --        --           955
  Issuance of restricted
   stock................     --     --        --       --           --     --        --           --
  Amortization of
   restricted stock
   grants...............     --     --        895      --           --     --        --           895
  Cancellation of
   restricted stock.....     (18)   --        --       --           --     --        --           --
                         -------  -----  --------     ----    ---------   ----  --------    ---------
Balance, January 27,
 1996...................  33,297    333   328,619       22      235,213   (568)   (9,067)     555,120
  Net income............     --     --        --       --        76,660    --        --        76,660
  Unrealized holding
   losses...............     --     --        --       (22)         --     --        --           (22)
  Purchase of treasury
   stock................     --     --        --       --           --    (570)  (11,392)     (11,392)
  Exercise of stock
   options..............     --     --       (715)     --           --     567     9,731        9,016
  Income tax benefit of
   stock options........     --     --      2,122      --           --     --        --         2,122
  Issuance of restricted
   stock................     --     --       (704)     --           --      41       704          --
  Amortization of
   restricted stock
   grants...............     --     --        397      --           --     --        --           397
  Cancellation of
   restricted stock ....     (27)   --        --       --           --     --        --           --
  Conversion of 6.5%
   debentures...........     --     --        --       --           --       1        24           24
                         -------  -----  --------     ----    ---------   ----  --------    ---------
Balance, January 25,
 1997...................  33,270    333   329,719      --       311,873   (529)  (10,000)     631,925
(Unaudited)
  Net income............     --     --        --       --        15,113    --        --        15,113
  Exercise of stock
   options..............     155      2     1,767      --           --     213     4,031        5,800
  Income tax benefit of
   stock options........     --     --      2,194      --           --     --        --         2,194
  Issuance of restricted
   stock................     153      1       --       --           --     --        --             1
  Amortization of
   restricted stock
   grants...............     --     --        263      --           --     --        --           263
  Cancellation of
   restricted stock ....     (46)   --        --       --           --     --        --           --
  Conversion of 6.5%
   debentures...........   4,062     40   101,052      --           --     316     5,969      107,061
  Equity transfer in
   spin-off of BJ's
   Wholesale Club Inc...     --     --    (61,764)     --      (337,274)   --        --      (399,038)
                         -------  -----  --------     ----    ---------   ----  --------    ---------
Balance, October 25,
 1997...................  37,594   $376  $373,231     $--     $ (10,288)   --   $    --     $ 363,319
                         =======  =====  ========     ====    =========   ====  ========    =========


    The accompanying notes are an integral part of the financial statements.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  HomeBase, Inc. (the "Company"), formerly known as Waban Inc. ("Waban"), operates home improvement warehouse stores in 10 western states.

  On July 26, 1997, the Company transferred all of the net assets of its BJ's Wholesale Club division ("BJ's") to BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution"). The financial statements for all periods presented have been restated to present the BJ's Wholesale Club division as a discontinued operation. Income from discontinued operations in the year-to-date period ended July 26, 1997 also included transaction costs of $5.0 million (net of tax) incurred in connection with the Distribution.

2. SUMMARY OF ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements of the Company include the financial statements of the Company's subsidiaries, all of which are wholly-owned.

 Fiscal Year

  The Company operates within a conventional 52 or 53 week accounting fiscal year. The Company's fiscal year ends on the last Saturday in January.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Statements (unaudited)

  The consolidated balance sheet of the Company as of October 25, 1997 and the consolidated statements of income and cash flows for the 39 weeks ended October 25, 1997 and October 26, 1996 are unaudited, but include all adjustments (consisting of only normal recurring accruals) which the Company considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for these periods. The data disclosed in these notes to the consolidated financial statements for those interim periods are also unaudited. Results of operations for interim periods are not necessarily indicative of the results for a full fiscal year.

 Cash Equivalents and Marketable Securities

  The Company considers highly liquid investments with an original maturity of three months or less at time of purchase to be cash equivalents. Investments with maturities exceeding three months are classified as marketable securities.

 Merchandise Inventories

  Inventories are stated at the lower of cost, determined under the average cost method, or market. The Company recognizes the write-down of slow-moving or obsolete inventory in cost of sales when such write-downs are probable and estimable.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Property and Equipment

  Property and equipment are stated at cost. Depreciation expense includes amortization of property under capital leases. Depreciation and amortization is provided using the straight-line method using the following estimated useful lives.

      Buildings...................................................... 33 years
      Property under capital leases and leasehold improvements....... Lease term
      Furniture, fixtures, and equipment............................. 3-10 years

 Preopening Costs

  Preopening costs consist of direct incremental costs of opening a facility and are charged to operations within the fiscal year that a new warehouse store opens.

 Interest on Debt and Capital Leases

  Interest on debt and capital leases in the consolidated statements of income is presented net of interest income and investment income of $1.8 million, $5.9 million and $4.9 million in fiscal years 1996, 1995 and 1994, respectively.

 Capitalized Interest

  The Company capitalizes interest related to the development of owned facilities. Interest in the amount of $0.9 million, $1.6 million and $1.1 million was capitalized in fiscal years 1996, 1995 and 1994, respectively.

 Long-lived assets

  In fiscal year 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). The adoption of SFAS 121 had no impact on the Company's financial position or on its results of operations.

  In accordance with SFAS No. 121, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the individual warehouse stores and consolidated undiscounted net cash flows for long-lived assets not identifiable to individual warehouse stores.

 Advertising Costs

  Advertising costs are expensed as incurred. Net advertising expense was $18.9 million, $18.1 million and $16.2 million for fiscal years 1996, 1995 and 1994, respectively.

 Income Taxes

  The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than proposed changes in the tax law or rates.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Discontinued Operations

  Net sales from discontinued operations were $1,464.4 million, $2,053.9 million, $2,922.8 million, $2,529.6 million and $2,293.1 million for the 39 weeks ended October 25, 1997 and October 26, 1996 and for fiscal years 1996, 1995 and 1994, respectively. Corporate interest expense was allocated to discontinued operations based on the ratio of BJ's net assets to the sum of consolidated net assets plus consolidated debt.

 Stock-Based Compensation

  The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock-based compensation.

 Net Income Per Common Share

  Primary and fully diluted earnings per share have been calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents and other dilutive securities outstanding in each period.

  Statement of Financial Accounting Standards No. 128, "Earnings Per Share," was issued in February 1997 and becomes effective for the Company's fiscal year ending January 31, 1998. SFAS No. 128 modifies the way in which earnings per share ("EPS") is calculated and disclosed. Currently, the Company discloses primary and fully diluted EPS. Upon adoption of this standard, the Company will disclose basic and diluted EPS for fiscal 1997 and will restate all prior period EPS data presented. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, similar to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. If the Company had adopted SFAS No. 128 for fiscal 1996, basic EPS would have been $2.33 per share versus $2.31 reported for primary EPS. Diluted EPS would have been $2.15 per share, unchanged from fully diluted EPS reported in 1996.

 Reclassifications

  Certain prior period amounts have been reclassified to conform to the current year presentation.

 New Accounting Standards

  In July 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") was issued. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Adoption of this statement will not have a material effect on historical results of operations.

                                 HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. SUPPLEMENTAL BALANCE SHEET INFORMATION

 Property and Equipment

  Property and equipment consists of the following:

                                             OCTOBER 25, JANUARY 25, JANUARY 27,
                                                1997        1997        1996
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Land and buildings.......................  $ 157,354   $156,862    $141,958
   Leasehold improvements...................     57,947     58,762      50,822
   Furniture, fixtures and equipment........    134,018    132,409     125,021
                                              ---------   --------    --------
                                                349,319    348,033     317,801
   Accumulated depreciation.................   (103,779)   (98,998)    (86,373)
                                              ---------   --------    --------
   Property and equipment, net..............  $ 245,540   $249,035    $231,428
                                              =========   ========    ========

 Property under Capital Leases

  Net property under capital leases consists of the following:

                                             OCTOBER 25, JANUARY 25, JANUARY 27,
                                                1997        1997        1996
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Property under capital leases............   $ 9,696     $10,213     $11,540
   Accumulated depreciation.................    (3,949)     (4,123)     (4,814)
                                               -------     -------     -------
   Property under capital lease, net........   $ 5,747     $ 6,090     $ 6,726
                                               =======     =======     =======

 Accrued Expenses and Other Current Liabilities

  The major components of accrued expenses and other current liabilities are as follows:

                                                       JANUARY 25,   JANUARY 27,
                                                           1997         1996
                                                      -------------- -----------
                                                      (IN THOUSANDS)
   Self-insurance reserves...........................    $14,497       $14,397
   Employee compensation.............................     12,856        12,458
   Sales and use taxes...............................     11,691        12,261
   Rent, utilities, advertising and other............     30,014        44,843
                                                         -------       -------
                                                         $69,058       $83,959
                                                         =======       =======

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. DEBT

  At October 25, 1997, January 25, 1997 and January 27, 1996, long-term debt, exclusive of current installments, consisted of the following:

                                             OCTOBER 25, JANUARY 25, JANUARY 27,
                                                1997        1997        1996
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Real estate debt, interest 9.25%,
    maturing through March 1, 2003.........    $  397     $    450    $    924
   General Corporate Debt:
     Senior notes, interest at 9.58%,
      maturing May 31, 1997 through May 31,
      1998.................................       --        12,000      24,000
   Senior Subordinated Debt:
     Senior subordinated notes, interest at
      11%, maturing May 15, 2004...........     6,637      100,000     100,000
   Convertible Subordinated Debt:
     Convertible debentures, interest at
      6.5%, maturing July 1, 2002..........       --       108,568     108,600
                                               ------     --------    --------
                                               $7,034     $221,018    $233,524
                                               ======     ========    ========

  The aggregate maturities of long-term debt outstanding at January 25, 1997 were as follows:

    FISCAL
     YEARS                   REAL   GENERAL     SENIOR    CONVERTIBLE
    ENDING                  ESTATE CORPORATE SUBORDINATED SUBORDINATED
    JANUARY                  DEBT    DEBT        DEBT         DEBT      TOTAL
    -------                 ------ --------- ------------ ------------ --------
                                              (IN THOUSANDS)
    1999...................  $ 72   $12,000    $    --      $    --    $ 12,072
    2000...................    79       --          --           --          79
    2001...................    86       --          --           --          86
    2002...................    95       --          --           --          95
    Later years............   118       --      100,000      108,568    208,686
                             ----   -------    --------     --------   --------
      Total................  $450   $12,000    $100,000     $108,568   $221,018
                             ====   =======    ========     ========   ========

  As of January 25, 1997, long-term real estate debt was collateralized by land and buildings with a net book value of $8.7 million.

  The Company's 9.58% unsecured senior notes are payable in two annual installments of $12 million on May 31, 1997 and May 31, 1998. The 11.0% senior subordinated notes are due May 15, 2004. The 6.5% convertible subordinated debentures, due July 1, 2002, are convertible into the Company's common stock at a conversion price of $24.75 per share.

  During the quarter ended July 26, 1997, $106.7 million of the Company's 6.5% convertible subordinated debentures were converted into common stock and the remaining $.2 million were redeemed for cash. In July 1997, the Company repaid all of its 9.58% senior notes due May 31, 1998 totaling $12.0 million, and, pursuant to a tender offer, $93.4 million of its 11% senior subordinated notes due May 15, 2004. Results for the year-to-date period ended July 26, 1997 included an extraordinary loss of $8.7 million for the after-tax cost of the early extinguishment of debt, related to these transactions.

  A total of $6.6 million of the Company's senior subordinated notes remains outstanding at October 25, 1997, which the Company intends to call and repay on May 15, 1999. In July 1997, the Company purchased U.S. Treasury Securities and deposited them in escrow with the trustee of the notes to be used to retire the debt and pay interest through May 1999.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company's senior subordinated debt and bank credit agreements contain covenants which, among other things, include minimum working capital, net worth and fixed charge coverage requirements and a maximum funded debt-to-capital limitation, and limit the payment of cash dividends on common stock. Under the most restrictive requirement, cash dividends are limited to not more than 25% of the Company's consolidated net income for the immediately preceding fiscal year.

  In the second quarter of fiscal 1996 the Company extended its $150 million credit agreement with a group of banks through March 30, 1999. The agreement includes a $20 million sub-facility for standby letters of credit. The Company is currently required to pay an annual facility fee of $0.2 million. Borrowings can be made at prime rate, at LIBOR plus a surcharge (currently 0.40%), or on a competitive bid basis. The current annual facility fee and surcharge on borrowings made at LIBOR are the minimum provided under the agreement and are both subject to change based upon the Company's fixed charge ratio. There are no compensating balance requirements under this agreement. At January 25, 1997, $8.7 million of stand-by letters of credit were outstanding under the sub-facility; the remainder of the line of credit was available for use.

  In July 1997, the Company entered into a new $125 million credit agreement ("New Credit Agreement") with a group of banks which expires July 9, 2000. This agreement replaced the Company's $150 million credit facility which was scheduled to expire March 30, 1999, but was terminated immediately following the Distribution. In October 1997, the New Credit Agreement was amended and the total facility was reduced to $90 million. The New Credit Agreement includes a $40 million sub-facility for letters of credit and is secured by inventory and accounts receivable. The Company is required to pay an annual facility fee which is currently 0.35% of the total commitment. Interest on borrowings is payable at the Company's option either at (a) the Eurodollar rate plus a margin, which is currently 1.45% or (b) the agent bank's prime rate plus a margin, which is currently 0.20%. The facility fee and borrowing margins are subject to adjustment based upon the Company's fixed charge coverage ratio. The credit facility is subject to certain covenants which include minimum tangible net worth and fixed charge coverage requirements and a maximum funded debt-to-capital limitation, and prohibit the payment of cash dividends.

  At January 25, 1997, the Company had additional letter of credit facilities of approximately $45.2 million primarily to support the purchase of inventories, of which approximately $17.5 million were outstanding.

5. COMMITMENTS AND CONTINGENCIES

  The Company is obligated under long-term leases for the rental of real estate and fixtures and equipment, some of which are classified as capital leases pursuant to SFAS No. 13. In addition, the Company is generally required to pay insurance, real estate taxes and other operating expenses and, in some cases, additional rentals based on a percentage of sales or increases in the Consumer Price Index. The real estate leases range up to 25 years and have varying renewal options. The fixture and equipment leases range up to 10 years.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum lease payments as of January 25, 1997 were:

    FISCAL
     YEARS
    ENDING                                                    CAPITAL OPERATING
    JANUARY                                                   LEASES   LEASES
    -------                                                   ------- ---------
                                                               (IN THOUSANDS)
    1998..................................................... $ 1,412 $ 64,051
    1999.....................................................   1,433   62,186
    2000.....................................................   1,455   59,420
    2001.....................................................   1,455   58,569
    2002.....................................................   1,455   55,312
    Later years..............................................  13,222  396,861
                                                              ------- --------
    Total minimum lease payments............................. $20,432 $696,399
                                                                      ========
    Less amount representing interest........................  11,376
                                                              -------
    Present value of net minimum capital lease payments...... $ 9,056
                                                              =======

  Rental expense under operating leases (including contingent rentals which were not material) amounted to $65.1 million, $62.4 million and $54.1 million in 1996, 1995 and 1994, respectively. These amounts exclude rent of $3.5 million, $5.2 million and $12.5 million charged to the restructuring reserve in 1996, 1995 and 1994, respectively.

  The table of future minimum lease payments above includes lease commitments for three warehouse stores which have closed in connection with the Company's restructuring as of January 25, 1997, but which were not subleased or assigned at that date. As of January 25, 1997, the Company was also contingently liable on one warehouse store lease that was assigned to a third party; the Company believes that this contingent liability will not have a material effect on its financial condition or results of operations.

  The Company is involved in various legal proceedings incident to the character of its business. Although it is not possible to predict the outcome of these proceedings, or any claims against the Company related thereto, the Company believes that such proceedings will not, individually or in the aggregate, have a material effect on its financial condition or results of operations.

6. CAPITAL STOCK, STOCK OPTIONS AND STOCK PURCHASE PLANS

  At January 25, 1997, the Company has two stock-based compensation plans. Under its 1989 Stock Incentive Plan, the Company has granted certain key employees options, which expire five to ten years from the grant date, to purchase common stock at prices equal to 100% of market price on the grant date. Options outstanding are exercisable over various periods generally starting one year after the grant date. The Company has also issued restricted stock awards to certain key employees at no cost under its 1989 Stock Incentive Plan. The restrictions on the transferability of those shares tied to Company performance lapse over periods that range up to eight years; for other awards, restrictions on the sale of shares range up to four years. The maximum number of shares of common stock issuable under the 1989 Stock Incentive Plan is 5,750,000.

  Under its 1995 Director Stock Option Plan, the Company has granted its external directors options to purchase common stock at prices equal to 100% of the market price on the grant date. These options, which expire ten years from the grant date, are exercisable starting one year after they are granted. A maximum of 150,000 shares may be issued under the 1995 Director Stock Incentive Plan.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation. During 1996, 41,000 shares of restricted stock were issued at a weighted-average grant-date fair value of $22.92. Total pre-tax compensation cost recognized in income for stock-based employee compensation awards in 1996 was $0.4 million, and consisted entirely of restricted stock expense, which is charged to income ratably over the period during which the restrictions lapse. No compensation cost was recognized for the Company's stock options under APB 25 because the exercise price equaled the market price of the underlying stock on the date of the grant.

  Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.47% and 5.80% in 1996 and 1995, respectively; volatility factor of the expected market price of the Company's common stock of .37, and expected life of the options of 4.5 years in both 1996 and 1995. No dividends were expected.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                            FISCAL YEAR ENDED
                                                         -----------------------
                                                         JANUARY 25, JANUARY 27,
                                                            1997        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
   Pro forma net income.................................   $75,559     $72,386
   Pro forma earnings per share:
     Primary............................................   $  2.28     $  2.19
     Fully diluted......................................   $  2.13     $  2.04

  The effects of applying the provisions of FASB Statement No. 123 for pro forma disclosure are not necessarily representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. In accordance with the transition requirements of FASB Statement No. 123, the pro forma disclosures above only include stock options awarded after January 28, 1995.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  A summary of the Company's stock option activity, and related information for the fiscal years January 28, 1995 through January 25, 1997 is presented below:

                                                   NUMBER OF  WEIGHTED AVERAGE
                                                    OPTIONS    EXERCISE PRICE
                                                   ---------  ----------------
   Fiscal Year Ended January 28, 1995:
     Outstanding at beginning of year............. 1,502,901       $14.69
     Granted...................................... 1,427,200        17.52
     Exercised....................................  (119,873)       11.41
     Forfeited....................................  (267,499)       16.42
     Expired......................................       --           --
                                                   ---------       ------
   Outstanding at January 28, 1995................ 2,542,729       $16.25
   Fiscal Year Ended January 27, 1996:
     Granted......................................   270,500        15.74
     Exercised....................................  (189,126)       11.30
     Forfeited....................................  (144,553)       16.40
     Expired......................................       --           --
                                                   ---------       ------
   Outstanding at January 27, 1996................ 2,479,550       $16.56
   Fiscal Year Ended January 25, 1997:
     Granted......................................   789,625        24.13
     Exercised....................................  (566,923)       15.96
     Forfeited....................................  (162,628)       19.22
     Expired......................................       --           --
                                                   ---------       ------
   Outstanding at January 25, 1997................ 2,539,624       $18.88
                                                   =========       ======
   Exercisable at:
     January 28, 1995.............................   676,220       $15.21
     January 27, 1996.............................   953,031       $16.66
     January 25, 1997............................. 1,064,190       $16.67
   Weighted-average fair value of options granted
    during the year:
     Fiscal 1996..................................                 $ 6.60
     Fiscal 1997..................................                 $10.40

  Additional information related to stock options outstanding at January 25, 1997 is presented below:

                      OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
   ----------------------------------------------------------- ---------------------
                                                   WEIGHTED-
                                        WEIGHTED-   AVERAGE                WEIGHTED-
     RANGE OF                            AVERAGE   REMAINING                AVERAGE
     EXERCISE                 NUMBER    EXERCISE  CONTRACTUAL    NUMBER    EXERCISE
      PRICES                OUTSTANDING   PRICE   LIFE (YEARS) EXERCISABLE   PRICE
     --------               ----------- --------- -----------  ----------- ---------
   $12.625-$15.875.........    746,609   $14.52       6.6         601,315   $14.78
   $16.625-$19.625.........    954,140    17.56       7.3         375,825    17.64
   $21.50 -$25.625.........    838,875    24.25       8.9          87,050    25.60
                             ---------                          ---------
   $12.625-$25.625.........  2,539,624    18.88       7.6       1,064,190    16.67
                             =========                          =========

  As of January 25, 1997 and January 27, 1996, respectively, 1,687,373 and 2,327,972 shares were reserved for future stock awards under the Company's 1989 Stock Incentive Plan and 1995 Director Stock Option Plan.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In connection with the Distribution, all outstanding options issued from the Company's stock option plans that were held by directors and employees who transferred to BJI were canceled and all outstanding options held by remaining directors and employees of the Company were converted based upon a ratio of the average closing price of the Company's common stock for the 10 days immediately following the Distribution to the market price of the Company's common stock before the Distribution. Immediately after conversion, approximately 2.4 million options were outstanding.

  In 1989 the Company adopted a shareholder rights plan designed to discourage attempts to acquire the Company on terms not approved by the Board of Directors. Under the plan, shareholders were issued one Right for each share of common stock owned, which entitles them to purchase 1/100 share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at an exercise price of $75. The Company has designated 1,900,000 shares of Series A Preferred Stock for use under the rights plan; none has been issued. Generally the terms of the Series A Preferred Stock are designed so that 1/100 share of Series A Preferred Stock is the economic equivalent of one share of the Company's common stock. In the event any person acquires 15% or more of the Company's outstanding stock, the Rights become exercisable for the number of common shares which, at the time, would have a market value of two times the exercise price of the Right.

  The Company has authorized 10,000,000 shares of preferred stock, $.01 par value, of which no shares have been issued.

7. INCOME TAXES

  The provision for income taxes includes the following:

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 25, JANUARY 27, JANUARY 28,
                                                1997        1996        1995
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Federal
     Current................................   $ 3,710     $15,380     $ 5,045
     Deferred...............................     5,822      (2,143)      7,972
   State
     Current................................       (73)      1,916       1,261
     Deferred...............................     1,546         233       2,117
                                               -------     -------     -------
       Total income tax provision...........   $11,005     $15,386     $16,395
                                               =======     =======     =======

  The following is a reconciliation of the statutory federal income tax rates and the effective income tax rates.

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 25, JANUARY 27, JANUARY 28,
                                               1997        1996        1995
                                            ----------- ----------- -----------
   Statutory federal income tax rate.......      35%         35%         35%
   State income taxes, net of federal tax
    benefit................................       4           4           5
   Targeted jobs tax credit................      --          --          (1)
   Other...................................       1          --          (1)
                                                ---         ---         ---
   Effective income tax rates..............      40%         39%         38%
                                                ===         ===         ===

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Significant components of the Company's deferred tax assets and liabilities as of January 25, 1997 and January 27, 1996 are as follows:

                                                         JANUARY 25, JANUARY 27,
                                                            1997        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
   Deferred tax assets:
     Self-insurance reserves............................   $14,539     $14,579
     Rental step liabilities............................     5,008       5,239
     Restructuring reserves.............................     5,869      12,440
     Capital leases.....................................     1,201       1,104
     Compensation and benefits..........................     2,765       3,012
     Other..............................................     2,530       2,016
                                                           -------     -------
       Total deferred tax assets........................    31,912      38,390
   Deferred tax liabilities:
     Accelerated depreciation-property..................     8,551       9,175
     Other..............................................     2,185         671
                                                           -------     -------
       Total deferred tax liabilities...................    10,736       9,846
                                                           -------     -------
     Net deferred tax assets............................   $21,176     $28,544
                                                           =======     =======

  The Company has not established a valuation allowance because its deferred tax assets can be realized by offsetting taxable income mainly in the carryback period, and also against deferred tax liabilities and future taxable income, which management believes will more likely than not be earned, based on the Company's historical earnings record.

8. PENSIONS

  The Company has a non-contributory defined benefit retirement plan covering full-time employees who have attained twenty-one years of age and have completed one year of service. Benefits are based on compensation earned in each year of service. No benefits have accrued under this plan since July 4, 1992, when it was frozen. In June 1995, the Company terminated its non-contributory retirement plan covering directors who were not employees or officers of the Company. The net income effect of the termination and settlement of this plan was not material.

  Net periodic pension cost under the Company's plans, presented in accordance with SFAS No. 87, includes the following components (in thousands):

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 25, JANUARY 27, JANUARY 28,
                                               1997        1996        1995
                                            ----------- ----------- -----------
Service cost...............................    $  89       $  94       $ 111
Interest cost on projected benefit
 obligation................................      226         223         231
Actual return on assets....................     (466)       (646)        (39)
Net amortization and deferrals.............      278         463        (140)
                                               -----       -----       -----
  Net pension cost.........................    $ 127       $ 134       $ 163
                                               =====       =====       =====

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table sets forth the funded status of the Company's defined benefit pension plan for full-time employees as of January 25, 1997 and January 27, 1996 in accordance with SFAS No. 87 (in thousands):

                                                        JANUARY 25, JANUARY 27,
                                                           1997        1996
                                                        ----------- -----------
   Actuarial present value of accumulated benefit
    obligation:
     Vested benefits...................................   $(3,204)   $ (3,100)
                                                          =======    ========
   Projected benefit obligation........................   $(3,204)   $( 3,100)
     Plan assets at fair market value..................     3,206       3,103
                                                          -------    --------
     Projected benefit obligation less than plan
      assets...........................................         2           3
     Unrecognized net loss from past experience
      different from that assumed and effects of
      changes in assumptions...........................       436         563
                                                          -------    --------
   Prepaid pension cost................................   $   438    $    566
                                                          =======    ========

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% in 1996 and 1995. The expected long-term rate of return on assets used was 9.0% in 1996 and 1995. The Company's funding policy is to contribute annually an amount allowable for federal income tax purposes. Pension plan assets consist primarily of equity and fixed income securities.

  The Company's Board of Directors approved the termination of the Waban Inc. Retirement Plan effective July 26, 1997. However, in accordance with generally accepted accounting principles, the additional cost to terminate the Plan is not recognized until the Plan termination is settled. Prior to the Distribution, the Company contributed to the Plan amounts sufficient to make the Plan's assets equal to its estimated termination liabilities, based on actuarial projections. The Company's share of these amounts is included in prepaid expenses on its balance sheet. The Company expects to record a post-tax charge applicable to its Plan participants of approximately $.5 million in the fourth quarter of the current fiscal year or in the first quarter of the following year, when the Plan termination is settled

  Under the Company's 401(k) Savings Plans, participating employees may make pre-tax contributions up to 15% of covered compensation. The Company matches employee contributions at 100% of the first one percent of covered compensation and 50% of the next four percent. Beginning in 1996, the Company's matching contribution is payable as of the end of each calendar quarter. Previously, the matching contribution was payable at the end of the year. The Company's expense under these plans was $2.1 million in 1996, $2.1 million in 1995, and $1.9 million in 1994.

  In 1994, the Company established a non-contributory defined contribution retirement plan for certain key employees. Under the plan, the Company funds annual retirement contributions for the designated participants, on an after-tax basis. For 1994, 1995 and 1996, the Company's contribution equaled 5% of the participants' base salary. Participants become fully vested in their contribution accounts at the end of the fiscal year in which they complete four years of service. The Company's expense under this plan was $0.4 million, in 1996, $0.5 million in 1995 and $0.4 million in 1994.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. POSTRETIREMENT MEDICAL BENEFITS

  The Company sponsors a defined benefit postretirement medical plan that covers employees and their spouses who retire after age 55 with at least 10 years of service, who are not eligible for Medicare, and who participated in a Company-sponsored medical plan. Amounts contributed by retired employees under this plan are based on years of service prior to retirement. The plan is not funded. Net periodic postretirement medical benefit cost presented in accordance with SFAS No. 106, includes the following components:

                                   FISCAL YEAR ENDED
                          -----------------------------------
                          JANUARY 25, JANUARY 27, JANUARY 28,
                             1997        1996        1995
                          ----------- ----------- -----------
                                    (IN THOUSANDS)
Service cost.............     $69         $63         $70
Interest cost............      24          23          24
Net amortization and
 deferrals...............      (8)         (5)         --
                              ---         ---         ---
  Net periodic
   postretirement benefit
   cost..................     $85         $81         $94
                              ===         ===         ===

  The following table sets forth the status of the Company's postretirement medical plan and the amount recognized in the Company's balance sheets at January 25, 1997 and January 27, 1996 in accordance with SFAS No. 106:

                                                        JANUARY 25, JANUARY 27,
                                                           1997        1996
                                                        ----------- -----------
                                                            (IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retired participants..............................    $ --        $ --
     Fully eligible active participants................      35          33
     Other active participants.........................     358         269
                                                           ----        ----
   Unfunded accumulated postretirement benefit
    obligation.........................................     393         302
   Unrecognized net gain...............................     115         121
                                                           ----        ----
   Accrued postretirement benefit cost included in
    balance sheet......................................    $508        $423
                                                           ====        ====

  For measurement purposes, an annual rate of increase in the per capita cost of medical coverage of 8% in 1996 grading down to 4.5% after 8 years was assumed as of January 27, 1996. Increasing the assumed health care cost trend rate one percentage point would increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $17,000 and would increase the accumulated postretirement benefit obligation as of January 25, 1997 by $67,000.

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of January 25, 1997 and January 27, 1996 was 7.25%.

10. INVESTMENTS IN MARKETABLE SECURITIES

  The Company classifies its investments in marketable securities as either available-for-sale securities or held-to-maturity securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  There were no available-for-sale securities at October 25, 1997 or January 25, 1997; available-for-sale securities at January 27, 1996 included the following:

                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED AGGREGATE
                                        COST     HOLDING    HOLDING     FAIR
                                        BASIS     GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
                                                   (IN THOUSANDS)
   Debt securities issued by states
    or their political subdivisions.   $20,303     $40        $(4)     $20,339

  The contractual maturities of available-for-sale securities at January 27, 1996 were as follows:

                                                             AMORTIZED AGGREGATE
                                                               COST      FAIR
                                                               BASIS     VALUE
                                                             --------- ---------
                                                               (IN THOUSANDS)
   Less than one year.......................................  $ 7,535   $ 7,552
   1-5 years................................................   12,768    12,787
                                                              -------   -------
                                                              $20,303   $20,339
                                                              =======   =======

  Other information on available-for-sale securities was as follows:

                                                           FISCAL YEAR ENDED
                                                        -----------------------
                                                        JANUARY 25, JANUARY 27,
                                                           1997        1996
                                                        ----------- -----------
                                                            (IN THOUSANDS)
   Sales proceeds......................................   $46,957    $131,632
   Gross realized gains................................        13         257
   Increase in unrealized holding gains (losses), net
    of taxes...........................................       (22)         66

  The specific identification method is used as the basis for computing realized gains or losses on the sale of marketable securities.

  As of October 25, 1997, marketable securities classified as held-to-maturity consisted of U.S. Treasury securities, which are included in other assets on the balance sheet at their amortized cost of $7.7 million. These securities were purchased and deposited in escrow with the trustee of the Company's senior subordinated notes to be used to retire the debt and pay interest through May 1999.

  The contractual maturities of held-to-maturity securities as of October 25, 1997 are as follows (in thousands):

   Less than one year.................................................... $  731
   1-5 years.............................................................  7,732
                                                                          ------
   Total................................................................. $8,463
                                                                          ======

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

 Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Marketable Securities

  The fair value of the Company's marketable securities is based on quoted values provided by an independent pricing service utilized by broker dealers and mutual fund companies.

 Real Estate Debt and General Corporate Debt

  The fair value of the Company's real estate debt and general corporate debt is estimated based on the current rates for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

 Subordinated Debt

  The fair value of the Company's subordinated debt is based on quoted market prices.

  The estimated fair values of the Company's financial instruments are as follows:

                                      JANUARY 25, 1997      JANUARY 27, 1996
                                     --------------------  --------------------
                                     CARRYING     FAIR     CARRYING     FAIR
                                      AMOUNT      VALUE     AMOUNT      VALUE
                                     ---------  ---------  ---------  ---------
                                                 (IN THOUSANDS)
   Cash and cash equivalents........ $  16,896  $  16,896  $  33,606  $  33,606
   Marketable securities............       --         --      20,339     20,339
   Real estate debt.................      (924)      (944)    (1,752)    (1,850)
   General corporate debt...........   (24,000)   (24,771)   (36,000)   (37,577)
   Senior subordinated debt.........  (100,000)  (111,750)  (100,000)  (103,250)
   Convertible subordinated debt....  (108,568)  (120,510)  (108,600)  (108,600)

12. STORE CLOSURES AND OTHER CHARGES

  In October 1997, the Board of Directors approved an accelerated growth strategy that includes remodeling the remaining 17 stores in the Company's remodel program over the following six months and increasing the rate of new store openings. In connection with this strategy, the Company announced it will close three under-performing stores. In the third quarter of fiscal 1997, the Company recorded store closures and other charges of $27.0 million consisting of $22.3 million for store closures and other related settlement costs, a $3.0 million increase in the fiscal 1993 restructuring reserve and $1.7 million in asset impairment charges.

  Costs included in the reserve for store closures primarily include lease obligations on closed facilities and write-downs of fixed assets and other related settlement costs. The Company expects to close two stores in the fourth quarter of fiscal 1997 and close a third store by the end of fiscal 1999. The Company increased the fiscal 1993 restructuring reserve by $3.0 million for additional lease obligations due to delays in obtaining subleases on terms acceptable to the Company.

                                HOMEBASE, INC.
                             (FORMERLY WABAN INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the individual warehouse stores. The Company updated its analysis in the quarter ended October 25, 1997 and concluded that the long-lived assets at two stores were impaired. Accordingly, the Company estimated the fair value of these assets based on their estimated salvage value and recorded an impairment charge of $1.7 million, which is included in store closures and other charges.

13. RESTRUCTURING RESERVES

  As of January 25, 1997, $13.5 million of the Company's fiscal 1993 restructuring charge remained accrued on the Company's consolidated balance sheet. During the first three quarters of fiscal 1997, the Company incurred cash expenditures of $2.7 million, primarily for lease obligations on closed facilities, and non-cash charges of $0.3 million for write-downs of fixed assets. As of October 25, 1997, $13.5 million remained accrued on the Company's balance sheet (including additions to the reserve described above), consisting primarily of lease obligations on closed facilities, which extend through 2007.

14. SUBSEQUENT EVENT (UNAUDITED)

  On November 17, 1997 the Company completed the private placement of $100 million, 5.25% convertible subordinated notes due November 1, 2004 through a Rule 144A/Regulation S offering, and received approximately $96 million, net of debt issue costs. The notes are convertible, subject to adjustment in certain events, into approximately 9.8 million shares of the Company's common stock at a conversion price of $10.2175 per share at any time after February 15, 1998 and prior to maturity unless earlier redeemed or repurchased. Subsequent to November 1, 2000, the notes are redeemable at the option of the Company, in whole or in part, initially at 103.15% of principal and thereafter at prices declining to 100% on or after November 1, 2003, together with accrued interest. Interest is payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER MADE HEREBY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Information by Reference.........................    2
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
Recent Developments.......................................................   13
Use of Proceeds...........................................................   14
Capitalization............................................................   14
Price Range of Common Stock and Dividend Policy...........................   15
Selected Consolidated Financial and Operating Data........................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   27
Management................................................................   32
Principal Stockholders....................................................   40
Relationship Between BJI and HomeBase After the Distribution; Conflicts of
 Interest.................................................................   41
Senior Bank Facility......................................................   43
Description of the Notes..................................................   45
Description of Capital Stock..............................................   58
Certain Federal Income Tax Considerations.................................   63
Selling Securityholders...................................................   69
Plan of Distribution......................................................   70
Legal Matters.............................................................   72
Experts...................................................................   72
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  $100,000,000
                                      LOGO


                 5.25% Convertible Subordinated Notes due 2004


                          ---------------------------

                                   PROSPECTUS

                          ---------------------------




                                January   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses payable by the Company in connection with the offering of the Notes and the Conversion Shares being registered, other than discounts and commissions. The Selling Securityholders will not share any portion of these expenses.

     Registration Fee............................................... $29,500.00
     Printing Expenses..............................................
     Legal Fees and Expenses........................................
     Accounting Fees and Expenses...................................
     Trustee, Transfer Agent and Registrar Fees.....................
     Miscellaneous..................................................
                                                                     ----------
       Total........................................................ $
                                                                     ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions requiring the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers. The Company also indemnifies officers and directors pursuant to certain indemnification agreements. The Company purchases customary directors and officers insurance.

ITEM 16. EXHIBIT

  The following exhibits are filed herewith or incorporated by reference:

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
   4.1     Specimen Common Stock Certificate.
   4.2     5.25% Convertible Subordinated Note (Rule 144A).
   4.3     5.25% Convertible Subordinated Note (Regulation S).
   4.4     Indenture, dated as of November 10, 1997, between the Company and
           State Street Bank and Trust Company of California, N.A.
   4.5     Registration Rights Agreement, dated as of November 10, 1997, by and between the Company and Prudential Securities Incorporated.
   4.6     Purchase Agreement, dated as of December 10, 1997 between the
           Company and Prudential Securities Incorporated.
   4.7*    Rights Agreement dated as of May 23, 1989 between the Company and
           First Chicago Trust Company of New York, formerly Morgan Shareholder
           Services Trust Company, as Rights Agent.
   5.1**   Opinion of Gibson, Dunn & Crutcher LLP as to legality of the Notes and Common Stock registered hereby.

   EXHIBIT
    NUMBER                         DESCRIPTION OF EXHIBIT
   -------                         ----------------------
   12.1     Computation of Ratio of Earnings to Fixed Charges.
   23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
   23.2     Consent of Coopers & Lybrand L.L.P.
   24.1***  Power of Attorney.
   25.1     Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.
   99.1**** Separation and Distribution Agreement, dated as of July 10, 1997, between the Company and BJ's Wholesale Club, Inc.
   99.2**** Services Agreement, dated as of July 28, 1997, between the Company and BJ's Wholesale Club, Inc.
   99.3**** Tax Sharing Agreement, dated as of July 28, 1997, between the
            Company and BJ's Wholesale Club, Inc.
   99.4**** Employee Benefits Agreement, dated as of July 28, 1997, between the
            Company and BJ's Wholesale Club, Inc.

--------

* Previously filed as Exhibit 4.3 to the Company's Registration Statement on Form 10 filed with the SEC, dated May 12, 1989, as amended to date, incorporated herein by reference.

** To be filed as an exhibit to a pre-effective amendment to this Registration Statement.

***  Contained on signature page hereto.

**** Previously filed as Exhibits 10.1 to 10.4, respectively, to the Company's
     Current Report on Form 8-K, filed with the SEC on August 5, 1997, incorporated herein by reference.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on January 5th, 1998.

                                          HomeBase, Inc.



                                               /s/ Herbert J. Zarkin
                                          By: ________________________________
                                                    Herbert J. Zarkin
                                           Chairman of the Board of Directors

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert J. Zarkin, Allan P. Sherman and William
B. Langsdorf, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Herbert J. Zarkin           Chairman of the Board of       January 5, 1998
____________________________________  Directors
         Herbert J. Zarkin

      /s/ Allan P. Sherman           President, Chief Executive     January 5, 1998
____________________________________  Officer of the Company and
          Allan P. Sherman            Director (Principal
                                      Executive Officer)

    /s/ William B. Langsdorf         Executive Vice President,      January 5, 1998
____________________________________  Chief Financial Officer
        William B. Langsdorf          (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

        /s/ John D. Barr             Director                       January 5, 1998
____________________________________
            John D. Barr

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Lorne R. Waxlax            Director                       January 5, 1998
____________________________________
          Lorne R. Waxlax

      /s/ Arthur F. Loewy            Director                       January 5, 1998
____________________________________
           Arthur F. Loewy

    /s/ Edward J. Weisberger         Director                       January 5, 1998
____________________________________
        Edward J. Weisberger

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
 -------                          ----------------------
  4.1     Specimen Common Stock Certificate.
  4.2     5.25% Convertible Subordinated Note (Rule 144A).
  4.3     5.25% Convertible Subordinated Note (Regulation S).
  4.4     Indenture, dated as of November 10, 1997, between the Company and
          State Street Bank and Trust Company of California, N.A.
  4.5     Registration Rights Agreement, dated as of November 10, 1997, by and between the Company and Prudential Securities Incorporated.
  4.6     Purchase Agreement, dated as of December 10, 1997 between the Company and Prudential Securities Incorporated.
  4.7*    Rights Agreement dated as of May 23, 1989 between the Company and
          First Chicago Trust Company of New York, formerly Morgan Shareholder
          Services Trust Company, as Rights Agent.
  5.1**   Opinion of Gibson, Dunn & Crutcher LLP as to legality of the
          Debentures and Common Stock registered hereby.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
 23.2     Consent of Coopers & Lybrand L.L.P.
 24.1***  Power of Attorney.
 25.1     Statement of Eligibility of Trustee under the Trust Indenture Act of
          1939 on Form T-1.
 99.1**** Separation and Distribution Agreement, dated as of July 10, 1997, between the Company and BJ's Wholesale Club, Inc.
 99.2**** Services Agreement, dated as of July 28, 1997, between the Company and BJ's Wholesale Club, Inc.
 99.3**** Tax Sharing Agreement, dated as of July 28, 1997, between the Company and BJ's Wholesale Club, Inc.
 99.4**** Employee Benefits Agreement, dated as of July 28, 1997, between the
          Company and BJ's Wholesale Club, Inc.

--------
* Previously filed as Exhibit 4.3 to the Company's Registration Statement on Form 10 filed with the SEC, dated May 12, 1989, as amended to date, incorporated herein by reference.

** To be filed as an exhibit to a pre-effective amendment to this Registration Statement.

***  Contained on signature page hereto.

**** Previously filed as Exhibits 10.1 to 10.4, respectively, to the Company's
     Current Report on Form 8-K, filed with the SEC on August 5, 1997, incorporated herein by reference.